UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☑
Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NIAGEN BIOSCIENCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Niagen Bioscience, Inc.
10900 Wilshire Blvd, Suite 600
Los Angeles, CA 90024
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2025

To the stockholders of Niagen Bioscience, Inc.:
Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Niagen Bioscience, Inc. (formerly ChromaDex Corporation), a Delaware corporation (“we,” “us,” “our,” “Niagen Bioscience,” or the “Company”), will be held on June 24, 2025, at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. You are being asked to vote on the following matters:

Items of Business:		Board Recommendation
1	Election of eight director nominees named in the accompanying proxy statement	FOR each director nominee
2	Ratification of the selection of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR
3	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the accompanying proxy statement	FOR
4	Approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock	FOR
5	Approval of the Company’s Employee Stock Purchase Plan	FOR
We will also address other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. The accompanying proxy statement contains additional information and should be carefully reviewed by stockholders.
Pursuant to the bylaws of the Company, the Board of Directors has fixed the close of business on April 25, 2025 as the record date (the “Record Date”) for determination of stockholders entitled to notice and to vote at the Annual Meeting and any adjournment thereof. Holders of the Company’s common stock are entitled to vote at the Annual Meeting.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our beneficial owners and stockholders of record who owned our common stock at the close of business on the Record Date. We made this proxy statement available to stockholders beginning on April 29, 2025.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Frank L. Jaksch, Jr. Chairman of the Board April 29, 2025

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card if one is mailed to you, or vote over the telephone at 1-800-652-VOTE (8683) or the internet at www.envisionreports.com/NAGE, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Introduction	1
Questions and Answers About these Proxy Materials and Voting	2

CORPORATE GOVERNANCE
Proposal 1: Election of Directors	7
Director Compensation	11
Information Regarding the Board of Directors and Corporate Governance	12

AUDIT MATTERS
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	18
Report of the Audit Committee	20

COMPENSATION DISCUSSION AND ANALYSIS
Proposal 3: Advisory on Named Executive Officers Compensation	21
Executive Officers	22
Compensation Discussion and Analysis	22
Report of the Compensation Committee	30
Executive Officers and Management Compensation	31
Chief Executive Officer Pay Ratio	37
Pay Versus Performance	37

STOCK OWNERSHIP INFORMATION
Proposal 4: Approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock	41
Proposal 5: Approval of the Company’s Employee Stock Purchase Plan	52
Certain Relationships and Related Transactions	56
Security Ownership of Certain Beneficial Owners and Management	57

OTHER MATTERS
Householding of Proxy Materials	59
Other Business	59
-i-

Niagen Bioscience, Inc.
10900 Wilshire Blvd, Suite 600
Los Angeles, CA 90024
PROXY STATEMENT
FOR
2025 ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2025
INTRODUCTION
The enclosed proxy is solicited by the Board of Directors (“Board of Directors” or “Board”) of Niagen Bioscience, Inc. (formerly ChromaDex Corporation) (the “Company”), in connection with the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held on June 24, 2025, at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Boulevard, Suite 600, Los Angeles, California 90024.
At the Annual Meeting, you will be asked to consider and vote upon the following matters:
(1)Election of eight director nominees named in this proxy statement (this “Proxy Statement”);
(2)Ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025;
(3)Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;
(4)Approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock; and
(5)Approval of the Company’s Employee Stock Purchase Plan.
We will also address any other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. The Board of Directors has fixed the close of business on April 25, 2025 as the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our beneficial owners and stockholders of record who owned our common stock, par value $0.001 per share (“common stock”) at the close of business on April 25, 2025. We made this proxy statement available to stockholders beginning on April 29, 2025. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 24, 2025: THE NOTICE, PROXY STATEMENT, PROXY CARD AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.NIAGENBIOSCIENCE.COM, INVESTOR RELATIONS SECTION AND WWW.ENVISIONREPORTS.COM/NAGE.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive in the mail a Notice of Internet Availability of Proxy Materials this year instead of a full set of Proxy Materials?
We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.
We intend to mail the Notice on or about April 30, 2025 to all stockholders of record entitled to vote at the Annual Meeting. We made this proxy statement available to stockholders beginning on April 29, 2025.
How can I attend the Annual Meeting?
The meeting will be held on Tuesday, June 24, 2025 at 3:00 p.m. Pacific Time at the Company’s office located at 10900 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. Any inquiries pertaining to attending the Annual Meeting may be submitted to InvestorRelations@NiagenBio.com. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 25, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 78,684,309 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy by following the instructions provided in the Notice. Whether or not you plan to attend the meeting, we urge you to vote by phone or internet using the instructions in the Notice or to fill out and return the enclosed proxy card if you had requested a printed set of proxy materials to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 25, 2025 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:
•Election of eight director nominees named in this Proxy Statement;
•Ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025;
•Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;
•Approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock; and
•Approval of the Company’s Employee Stock Purchase Plan.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How Do I Vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting by voting “Abstain”.
The procedures for voting depend on whether your shares are registered in your name or held by a bank, broker or other agent.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Alternatively, you may vote by proxy either by telephone or on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.
•To vote in person, come to the Annual Meeting and we will provide you a ballot upon your arrival.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 23, 2025 to be counted.
•To vote through the internet, go to www.envisionreports.com/NAGE to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on June 23, 2025 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received information containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, Proposal 3, Proposal 4 and Proposal 5 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director, “For” the proposal to ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025, “For” the proposal to approve, on an advisory basis, the executive compensation for our named executive officers, “For” the proposal to approve the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock, and “For” the proposal to approve the Company’s Employee Stock Purchase Plan. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
The expenses of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 10900 Wilshire Boulevard, Suite 600, Los Angeles, California 90024.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws (“Bylaws”). Stockholder proposals that are intended to be presented at our 2026 Annual Meeting of Stockholders and to be included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 30, 2025, which is 120 calendar days prior to the anniversary date of the release of this Proxy Statement and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to proposals (including director nominations) not to be included in next year’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, under our Bylaws, the deadline for stockholders to submit business before an annual meeting or nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), it should be properly submitted to the corporate Secretary no earlier than March 26, 2026 and no later than April 25, 2026. However, in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of stockholders, if we publicly disclose such date fewer than 70 days prior to the date of such annual meeting. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholders proposals and director nominations.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting, the stockholder must provide notice that includes the information required by Rule 14a-19 under the Exchange Act and required by the Company’s Amended and Restated Bylaws, which notice must be properly submitted to, and received by, the Company at our principal executive offices between March 26, 2026 and no later than April 25, 2026.
To be considered for inclusion in the Company’s proxy materials for the 2026 Annual Meeting, your proposal must be submitted in writing to Niagen Bioscience, Inc., Attn: Secretary, at 10900 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2026 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and votes; and, with respect to Proposal 2, Proposal 3, Proposal 4, and Proposal 5 votes “For” and “Against” votes and abstentions. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes with respect to Proposal 2, Proposal 3, Proposal 4, and Proposal 5. Broker non-votes will have no effect on Proposal 1, Proposal 3, Proposal 4, or Proposal 5 and will not be counted towards the vote total for these proposals. Because Proposal 2 is considered a “routine” matter, we do not anticipate any broker non-votes with respect to Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How Many Votes Are Needed for Each Proposal to Pass?

Proposal	Vote Required for Approval	Effect of Abstention	Effect of Broker Non-Vote
Election of eight members to our Board of Directors	Plurality of the votes cast (the eight directors receiving the most “For” votes)	Not Applicable	None
Ratification of the appointment of Crowe LLP as our Independent Registered Public Accounting Firm for fiscal year ending December 31, 2025	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
Approval, on an advisory basis, of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
Approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
Approval of the Company’s Employee Stock Purchase Plan	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
(1)This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.
What Constitutes a Quorum?
To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, holders representing at least 39,342,155 votes must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, our stockholders may adjourn the meeting.
How can I find out the Results of the Voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:
ELECTION OF DIRECTORS
Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the eight individuals listed below to serve as directors. Our nominees include (i) six independent directors, as defined in the rules for companies traded on Nasdaq, (ii) one Niagen Bioscience officer, Mr. Robert Fried, who became our Chief Executive Officer in June 2018 and (iii) one affiliated director, Mr. Frank Jaksch, Jr., who transitioned from Executive Chairman to Chairman of the Board in July 2022. Mr. Jaksch, Jr. will not meet the criteria for an independent board member for a minimum of three years following his transition from an executive role, as required by Nasdaq Stock Market listing standards. Furthermore, according to Institutional Shareholder Services (ISS) classification, Mr. Jaksch, Jr. will be permanently ineligible for classification as an independent board member due to his prior position as CEO of the Company.

Current Nominees and Election Information

Each of our director nominees currently serves on the Board and was elected to a one-year term at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Each director to be elected at the Annual Meeting will serve until the next annual meeting of stockholders and until his or her successor is elected and duly qualifies, or, if sooner, until such director’s death, resignation or removal. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in such event, proxies will be voted by the proxy holder for such other persons as may be designated by the Board, unless the Board reduces the number of directors to be elected. Election of a director to the Board requires a plurality of the votes cast at the Annual Meeting.
For each of the eight director nominees standing for election, the following pages set forth certain biographical information, including age as of the Record Date, a description of their principal occupation, business experience, and the primary qualifications, attributes and skills that the Nominating and Corporate Governance Committee considered in recommending each of them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2025 Annual Stockholders’ Meeting.
Nominees for Election to Board of Directors

Nominee	Age	Director Since
Frank Jaksch, Jr.	56	2000
Robert Fried	65	2015
Steven Rubin	64	2017
Wendy Yu	49	2017
Gary Ng	53	2021
Kristin Patrick	54	2022
Ann Cohen	64	2022
Hamed Shahbazi	50	2022

Frank L. Jaksch, Jr., 56, is a Co-Founder of the Company and has served as a member of the Board since February 2000. Mr. Jaksch, Jr. served as Co-Chairman of the Board from February 2000 to May 2010, as Chief Executive Officer from February 2000 to June 2018 and as Chairman of the Board from May 2010 to October 2011. In June 2018, Mr. Jaksch, Jr. transitioned from Chief Executive Officer to Executive Chairman of the Board. In July 2022, Mr. Jaksch, Jr. transitioned from his executive position and became Chairman of the Board. During his time as Executive Chairman, Mr. Jaksch, Jr. oversaw research, strategy and operations for the Company with a focus on scientific and novel products for global markets. Currently, Mr. Jaksch, Jr. serves as a director and Chief Executive Officer of Ayana Bio, a biotechnology company that produces plant and fungal bioactive ingredients for health and wellness, which he was appointed to in July 2022. Mr. Jaksch, Jr. also currently serves as a director for Metadeq, a global NASH and metabolic diseases diagnostics company, which he was appointed to in January 2020. From 1993 to 1999, Mr. Jaksch, Jr. served as International Subsidiaries Manager of Phenomenex, a life science supply company where he managed the international subsidiary and international business development divisions. Mr. Jaksch, Jr. earned a B.S. degree in Chemistry and Biology from Valparaiso University. The Nominating and Corporate Governance Committee believes that Mr. Jaksch, Jr.’s years of experience working in chemistry-related industries, his extensive sales and marketing background, and his knowledge of international business bring an understanding of the industries in which the Company operates as well as scientific expertise to the Board.

Robert Fried, 65, became Chief Executive Officer in June of 2018. He has served as a director of the Company since July 2015, President and Chief Operating Officer from January to June 2018 and President and Chief Strategy Officer from March 2017 to January 2018. Mr. Fried also served as a member of the Nominating and Corporate Governance Committee from July 2015 to March 2017. Mr. Fried has served as Chairman of the Board of Directors of Tiger Media, Inc., which is now known as Fluent, Inc. (NASDAQ: FLNT), an information solutions provider focused on data-driven digital marketing services, from 2011 until June 2015. From 2007 to 2017, Mr. Fried was the founder and Chief Executive Officer of Spiritclips LLC, now called Hallmark Movies Now, a subscription streaming video service, which was acquired by Hallmark Cards Inc. in 2012. Mr. Fried is an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, he was President and Chief Executive Officer of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc. Mr. Fried has also held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures, and Director of Business Development at Twentieth Century Fox. Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Fried’s past experience as Chairman of the Board of Directors of another public company brings financial expertise and industry knowledge to the Board and his role as Chief Executive Officer provides important insight into the strategic operations of the Company.

Steven D. Rubin, 64, has been a director of the Company since March 2017 and is a member of the Audit Committee and the Chair of the Compensation Committee. In June 2022, the Board of Directors appointed Mr. Rubin as Lead Independent Director of the Board of Directors. Mr. Rubin currently serves as OPKO Health, Inc.’s (NASDAQ: OPK) Executive Vice President – Administration since May 2007 and as a director since February 2007. He has extensive experience as a practicing lawyer, and as general counsel and board member to multiple public companies. Mr. Rubin currently serves on the board of directors of the following companies: Cocrystal Pharma, Inc. (NASDAQ:COCP), a biotechnology company developing new treatments for viral diseases; Eloxx Pharmaceuticals (NASDAQ: ELOX), a biotechnology company engaged in ribosomal RNA targeted genetic therapies for rare diseases; and Red Violet, Inc., (NASDAQ: RDVT) a leading analytics and information solutions provider. Mr. Rubin previously served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin previously served as a director of the following companies: Neovasc, Inc. (NASDAQ:NVCN), a company developing and marketing medical specialty vascular devices; Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company; Castle Brands, Inc. (NYSE:ROX), a developer and marketer of premium brand spirits; Kidville, Inc. (OTCBB:KVIL), an operator of large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds; VBI Vaccines Inc. (NASDAQ CM: VBIV), a commercial-stage biopharmaceutical company developing a next generation of vaccines; Dreams, Inc. (NYSE MKT: DRJ), a vertically integrated sports licensing and products company; Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc.; and, PROLOR Biotech, Inc.; and Cognit, Inc. (NASDAQ:COGT), a data and analytics company providing cloud-based mission-critical information and performance marketing solutions. Mr. Rubin holds a B.A. degree from Tulane University and a Juris Doctor from University of Florida. The Nominating and Corporate Governance Committee believes that Mr. Rubin’s past experience as general counsel and board member of multiple public companies brings financial expertise, industry knowledge, and a background working with public marketplaces to the Board.

Wendy Yu, 49, has been a director of the Company since August 2017 and a member of the Nominating and Corporate Governance Committee since March 2018. Since 2012, Ms. Yu has served as the Chief Digital Officer of Horizons Digital Group Limited (affiliate of Horizons Ventures Limited, a Hong Kong based investment firm), overseeing the Asia expansion of Horizons’ portfolio companies and directing public relations, communications, marketing and events. Ms. Yu graduated from University of Toronto, majoring in Commerce and Psychology. Ms. Yu serves as the director nominated by Pioneer Step Holdings Limited pursuant to rights granted to Pioneer Step Holdings Limited pursuant to that certain Securities Purchase Agreement, dated April 26, 2017, by and among the Company and the certain purchasers named therein (the “April 2017 Purchase Agreement”). The Nominating and Corporate Governance Committee believes that Ms. Yu’s experience in management, marketing and communications brings valuable expertise to the Board.

Gary Ng, 53, has been a director of the Company and a member of the Compensation Committee since December 2021. Mr. Ng is presently Project Director at Horizon Ventures Limited, a position he has held since March 2021. Mr. Ng currently serves on the board of directors of the following companies: Notpla Limited, a sustainable packaging company that develops biodegradable, seaweed-based alternatives to single-use plastics; Voyage Foods, Inc., a food technology company that creates sustainable versions of food and drinks; and Ava Food Labs, Inc., provides alcoholic beverages and does business as Endless West. From July 2022 until November 2023, Mr. Ng served on the board of directors of Hydration Labs, Inc. Previously, Mr. Ng served as a non-executive director and consultant at Typhoon Group Holdings, Limited from March 2019 until March 2021 and before that he served for approximately 12 years in various positions, including as Managing Director, across different business units within A.S. Watson Group, including Fortress, Watson’s the Chemist and ParknShop. Prior to joining A.S. Watson Group Mr. Ng also held manager positions at Espirit and Marks & Spencer in Hong Kong. Mr. Ng has broad experience in the retail industry, including in apparel, electrical appliances, health and beauty and food and has worked within retail chains as well as suppliers. Mr. Ng holds an M.B.A. and B.A. degree from The Chinese University of Hong Kong. Mr. Ng serves as the director nominated by Champion River Ventures Limited (“Champion River”) pursuant to rights granted to Champion River pursuant to the April 2017 Purchase Agreement. The Nominating and Corporate Governance Committee believes that Mr. Ng’s broad experience in the retail industry brings valuable insight as the Company focuses on its strategy for the Company’s consumer product.

Kristin Patrick, 54, has been a director of the Company since April 2022 and serves as the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Ms. Patrick currently serves as President, CMO LVMH, Marc Jacobs, a position she has held since May 2024, and serves as an independent director for Super League Gaming, Inc. (NASDAQ: SLGG), which she was appointed to in November 2018. Previously, Ms. Patrick served as Executive Vice President and Chief Marketing Officer of Claires, Inc, a position she has held since March 2021, and as Global Chief Marketing Officer of brand Pepsi at PepsiCo, Inc., a position she held from June 2013 to January 2019. Prior to her time with PepsiCo, Inc., Ms. Patrick served as Chief Marketing Officer of Playboy Enterprises, Inc. from October 2011 to June 2013, and as Executive Vice President of Marketing Strategy for William Morris Endeavor from January 2010 to October 2011. Ms. Patrick also held senior marketing positions at Liz Claiborne's Lucky Brand, Walt Disney Company, Calvin Klein, Revlon and NBC Universal and Gap, Inc. A Brandweek "Next Gen Marketer" and Reggie Award recipient, Ms. Patrick received her B.A. from Emerson College and attended Southwestern University. The Nominating and Corporate Governance Committee believes that Ms. Patrick’s experience in consumer marketing will assist the Board and management with initiating marketing programs to enable us to meet our short-term and long-term growth objectives.

Ann Cohen, 64, has been a director of the Company since April 2022 and serves as the Chair of the Audit Committee and a member of the Compensation Committee. Ms. Cohen currently serves as Executive Vice President and the Chief Financial Officer of The Institute of Internal Auditors (The IIA), an international professional association, overseeing all financial, project management, and information technology. Prior to joining The IIA, Ms. Cohen served in senior financial leadership roles for both public and private companies including Taylor Morrison Homes (formerly Taylor Woodrow), a $2.5 billion international residential home builder and mixed-use property developer, Starwood Vacation Ownership, a $600 million international division of Starwood Hotels and Resorts, a NYSE traded company which was acquired by Marriott International in 2016, and Sunterra Corporation, a $450 million NYSE traded international vacation ownership company. In her career, Ms. Cohen has overseen financial reporting under Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards (IFRS), business planning and analysis, financial and operational strategies, human resources, information technology, enterprise risk management, the acquisition and disposition of projects, and regulatory reporting including SEC reporting. Ms. Cohen has also worked closely with various public accounting firms and audit committees. Ms. Cohen began her accounting career as an auditor with PricewaterhouseCoopers. Ms. Cohen is a Certified Public Accountant (Florida) and a Certified Global Management Accountant. She holds a M.S.F. from Florida International University and a B.S in Accounting from the University of Florida. The Nominating and Corporate Governance Committee believes that Ms. Cohen’s current role as Chief Financial Officer of The IIA and extensive financial leadership experience at both private and public companies provide her with valuable financial understanding.

Hamed Shahbazi, 50, has been a director of the Company and a member of the Nominating and Corporate Governance Committee since August 2022. Mr. Shahbazi has over 20 years of experience as a technology focused operator. He is the founder and current Chief Executive Officer and Chairman of WELL Health Technologies Corp., valued at more than $1.0 billion in enterprise value. WELL is focused on consolidating and modernizing primary healthcare facilities and practices, currently operating Canada's largest network of outpatient clinics with total staff of approximately 7,000 team members delivering millions of patient visits per year. Mr. Shahbazi is the owner and current President of Impactreneur Capital Corp. which has more than a dozen investments in leading digital content, ehealth, insuretech and other technology inspired companies. In addition, Mr. Shahbazi is the co-founder and current Chairman of HEALWELL AI Inc. (TSX: AIDX), which focuses on using artificial intelligence and data science to enhance preventative care. Prior to WELL and Impactreneur, Mr. Shahbazi founded TIO Networks (TSXV:TNC) in 1997, a kiosk solution provider which he transitioned into a multi-channel payment solution provider, specializing in bill payment and other financial services. In July of 2017, TIO Networks was acquired by PayPal (NASDAQ:PYPL) for CAD$304 million. Mr. Shahbazi received his B.S. in civil engineering from the University of British Columbia. Over his career, Mr. Shahbazi has gained extensive experience in strategic mergers, acquisitions, and divestitures, both as an operator and board member with more than 80 successful transactions. The Nominating and Corporate Governance Committee believes that Mr. Shahbazi’s current and past experience as an executive leader and founder of multiple companies brings operational and technological expertise to the Board. In addition, Mr. Shahbazi’s experience in the area of corporate governance and public company financial reporting through his multiple board memberships of public companies is especially valuable to the Board in his capacity as a member of the Nominating and Corporate Governance Committee.

VOTE REQUIRED

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the eight nominees receiving the highest number of affirmative votes will be elected. There is no cumulative voting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

☑	Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the nominees above.

DIRECTOR COMPENSATION
The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity. The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our non-employee directors. The Nominating and Corporate Governance Committee assists the Compensation Committee in determining director compensation and recommending changes to the Board. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. Robert Fried, our Chief Executive Officer, received his annual salary which is disclosed in our Executive Officers and Management Compensation section and no additional compensation was paid for serving on the Board. The 2024 annual compensation for non-employee directors consisted of the following elements:

Board Fees
Cash Retainer (1)	$40,000
Annual option grant (2)	20,000 shares
Initial election option grant (3)	40,000 shares
Committee Fees
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
Non-chair Audit Committee member	$10,000
Non-chair Compensation Committee member	$7,500
Non-chair Nominating and Corporate Governance Committee member	$5,000
(1)An additional annual retainer of $30,000 is paid for serving as Chairman of the Board or Lead Independent Director.
(2)On the date of each annual meeting, each person who continues to serve as a non-employee director will receive an annual grant which will vest over a one-year period, subject to the director’s continuing service on our Board, and will have an exercise price per share equal to the fair market value of our common stock on the date of grant.
(3)Each initial grant for a non-employee director will vest over a three-year period, subject to the director’s continuing service on our Board, and will have an exercise price per share equal to the fair market value of our common stock on the date of grant.
Director Compensation For Fiscal Year 2024 Table
The following table details the compensation of Niagen Bioscience’s non-employee directors for the 2024 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Steven Rubin	95,000	36,319	—	131,319
Wendy Yu	45,000	36,319	—	81,319
Gary Ng	47,500	36,319	—	83,819
Ann Cohen	67,500	36,319	—	103,819
Kristin Patrick	60,000	36,319	—	96,319
Frank Jaksch Jr.	70,000	36,319	—	106,319
Hamed Shahbazi	45,000	36,319	—	81,319
(1)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2024 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. For a description of certain assumptions in the calculation of the fair value of the Company’s stock options, see Note 11 of the Niagen Bioscience, Inc. consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024. The table below outlines the details of the stock options which were granted to directors during the 2024 fiscal year.

Grant Date	Options Granted to Each Recipient	Exercise Price	Vesting Terms	Recipients
6/20/2024	20,000	$2.71	One-year period with 100% vest on the first anniversary of the grant date.	Messrs. Rubin, Ng, Jaksch Jr., and Shahbazi and Mses. Yu, Cohen and Patrick

The table below outlines the aggregate number of stock awards and option awards outstanding as of December 31, 2024 for each of Niagen Bioscience’s non-employee directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Steven Rubin	—	200,000
Wendy Yu	—	180,000
Gary Ng	—	100,000
Ann Cohen	—	100,000
Kristin Patrick	—	77,000
Frank Jaksch Jr.	166,668	436,965
Hamed Shahbazi	—	80,000
Family Relationships
There are no family relationships between any of our directors and executive officers.
Involvement in Certain Legal Proceedings
During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
The Board has established a corporate Code of Business Conduct and Ethics (the “Code” or “Code of Conduct”) that applies to all officers, directors and employees and which is intended to qualify as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. The Code of Conduct is available on the Investor Relations section of the Company’s website at www.NiagenBioscience.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website in lieu of filing such waiver or amendment in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including board meetings and involvement of senior management, performance evaluation of the Chief Executive Officer and succession planning, and board committees and compensation.

Public Availability of Corporate Governance Documents
Our key corporate governance documents, including our Code of Conduct, Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:
•available on the Investor Relations section of our corporate website at www.NiagenBioscience.com; and
•available in print to any stockholder who requests them from our Corporate Secretary.

Stockholder Communication

Any stockholder may communicate with the entire Board of Directors or any individual director (addressed to “Board of Directors” or to a named director) in writing to c/o Niagen Bioscience, Inc., ATTN: Secretary, 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 or through email to CorporateSecretary@NiagenBio.com. Any such communication must state (i) the number of shares of common stock beneficially owned by the stockholder making the communication, (ii) any special interest, meaning an interest not in the capacity as a stockholder of the Company, of the person in the subject matter of the communication, and (iii), the address, telephone number and e-mail address, if any, of the person submitting the communication. The Corporate Secretary of the Company will forward such communication to the Lead Independent Director of the Board of Directors. The Board has instructed the Lead Independent Director to examine incoming communications and forward communications he or she deems relevant to the Board’s roles and responsibilities to the Board or individual Board members as appropriate. The Board has requested of the Corporate Secretary that certain types of communications not be forwarded to the Lead Independent Director, and redirected if appropriate, using his or her discretion (in consultation with the Lead Independent Director as necessary) to determine whether they fall into any of the following categories: spam, business solicitations or advertisements, resumes or employment inquiries, communications regarding individual or personal grievances or interests, or other matters, that would not reasonably be of concern to security holders or other constituencies of the Company generally, communications that advocate the Company’s engaging in illegal activities, product complaints or inquiries, surveys, or any unduly hostile, threatening or similarly inappropriate communications, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

Director Attendance
The Board held four meetings during 2024. Each director attended at least 75% of Board meetings and meetings of the committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member. Directors are encouraged to attend the annual meeting of stockholders. Five current directors attended the Company’s most recent annual meeting of stockholders held on June 20, 2024.

Board and Committee Self-Evaluations

The Nominating and Corporate Governance Committee oversees a self-evaluation of the Board to determine whether the Board and its committees are functioning effectively. As appropriate, the Nominating and Corporate Governance Committee will make recommendations to the Board for areas of improvement. The self-evaluation includes evaluation of (a) the Board’s and each committee’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, (b) specific areas in which the Board and management believe that the performance of the Board and its committees could be improved, and (c) overall Board composition and makeup. The factors to be considered shall include whether the directors can and do provide the integrity, experience, judgment, commitment, skills, and expertise appropriate for the Company. The Nominating and Corporate Governance Committee will also consider the independence of directors and the requirements imposed by applicable law and Nasdaq listing requirements.
Board Leadership Structure and Risk Oversight
The leadership of the Board of Directors is currently structured so that it is led by Co-Founder and Chairman of the Board, Frank Jaksch, Jr., who has authority, among other things, to call and preside over meetings of the Board of Directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Mr. Jaksch, Jr. previously served as Executive Chairman, a position from which he resigned effective June 30, 2022 and transitioned to the role of Chairman effective July 1, 2022. Mr. Jaksch, Jr. will not meet the criteria for an independent board member for a minimum of three years following his transition from an executive role, as required by Nasdaq Stock Market listing standards. Furthermore, according to Institutional Shareholder Services (ISS) classification, Mr. Jaksch, Jr. will be permanently ineligible for classification as an independent board member due to his prior position as CEO of the Company. Steven Rubin currently serves as Lead Independent Director.

The Board of Directors has determined that the leadership structure, in which there is an affiliated Chairman and an independent director acting as Lead Independent Director, ensures that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in the best interests of the Company and those of the Company’s stockholders. The Lead Independent Director serves as the liaison between the affiliated Chairman and the independent directors and his responsibilities, among other things, include facilitating communication with the Board and presiding over regularly conducted executive sessions of the independent directors and establishing the agenda for meetings of the independent directors. The Board of Directors believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board of Directors, and the robust duties that will be delegated to the Lead Independent Director, empower the Board of Directors to effectively oversee the Company’s Chief Executive Officer and affiliated Chairman and provide an effective and appropriately balanced Board of Directors governance structure.

Our Board of Directors oversees our risk management processes. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board has overall responsibility for evaluating key business risks faced by the Company, including but not limited to privacy, technology, information security (including cyber security and back-up of information systems), artificial intelligence, competition, and regulation. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. Management furnishes information regarding risk to the Board of Directors as requested. The Audit Committee discusses risk management with the Company’s management and independent public accountants as set forth in the Audit Committee’s charter. The Compensation Committee reviews the compensation programs of the Company to make sure economic incentives are tied to the long-term interests of the stockholders. The Company believes that innovation and the building of long-term stockholder value are impossible without taking risks. We recognize that imprudent acceptance of risk and the failure to identify risks could be a detriment to stockholder value. The executive officers of the Company are responsible for assessing these risks on a day-to-day basis and for how to best identify, manage and mitigate significant risks that the Company may face.
Director Independence
As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that Steven Rubin, Wendy Yu, Gary Ng, Kristin Patrick, Ann Cohen and Hamed Shahbazi are independent directors within the meaning of the applicable Nasdaq listing standards. Robert Fried does not meet the independence standards because of his employment with the Company. Frank Jaksch, Jr. will not meet the criteria for an independent board member for a minimum of three years following his transition from his role as Executive Chairman effective June 30, 2022, as required by Nasdaq Stock Market listing standards. Furthermore, according to Institutional Shareholder Services (ISS) classification, Mr. Jaksch, Jr. will be permanently ineligible for classification as an independent board member due to his prior position as CEO of the Company.

Board Committees
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by the Board from time to time. The following table provides membership of the Board committees as of the Record Date and meeting information for the fiscal year ended December 31, 2024 for each of our Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Ann Cohen v	C	√
Kristin Patrick	√		C
Hamed Shahbazi			√
Gary Ng		√
Steven Rubin vt	√	C
Wendy Yu			√
Total Meetings During Fiscal Year 2024	4	7	3
C - Committee Chairperson | √ - Member | ♦ - Lead Independent Director | v - Financial Expert
The following is a description of each of the committees and their current composition as of the Record Date. The Board has adopted a written charter for each of the respective committees. These committee charters are made available to stockholders on the Investor Relations section of the Company’s website at www.NiagenBioscience.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2024.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
•evaluation of the performance and assessment of the qualifications of the independent auditors;
•determination and approval of the engagement of the independent auditors;
•determination as to whether or not to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
•review and approval of the retention of the independent auditors to perform any proposed permissible non-audit services;
•monitoring the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;
•review and approval or rejection of transactions between the Company and any related persons;
•conference with management and the independent auditors regarding the effectiveness of internal control over financial reporting;
•review of the Company’s cybersecurity risk exposure with management and the steps management has taken to monitor or mitigate such exposure at least annually;
•establishment of procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•review of the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend the inclusion of such financial statements in the Company’s annual and quarterly reports.
The Audit Committee currently consists of three directors: Ann Cohen (chair), Steven Rubin and Kristin Patrick. The Audit Committee met four times during the last fiscal year. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act). The Board of Directors has also determined that each of Ms. Cohen and Mr. Rubin qualify as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee
Our Compensation Committee currently consists of three directors: Steven Rubin (chair), Gary Ng and Ann Cohen. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met seven times during fiscal year 2024.
The Compensation Committee acts on behalf of the Board to review, modify (as needed) and approve the Company’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:
•establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;
•review and approval (or recommendation to the Board of Directors for approval) of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, other executive officers and non-employee directors;
•adoption, approval or recommendation of approval, review, modification or administration of a clawback policy that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Nasdaq listing standards, and other applicable laws; and
•administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.
The Compensation Committee will also review with management the Company’s Compensation Discussion and Analysis and will consider whether to recommend that it be included in proxy statements and other filings. The Compensation Committee may delegate its authority to subcommittees of the Compensation Committee when it deems appropriate and in the best interest of the Company.

Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee after taking into consideration the six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence (other than with respect to in-house legal counsel and certain other types of advisors); however, there is no requirement that any adviser be independent. After considering the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee has retained Exequity LLP (“Exequity”) as compensation consultants since 2018. The Compensation Committee requested that Exequity assist with executive compensation benchmarking, market trend analyses and executive payment proposal and program designs among other technical assessments.
The Compensation Committee conducts a thorough risk assessment of the Company’s compensation practices to analyze whether they encourage employees to take excessive or inappropriate risks. After completing its review with respect to fiscal year 2024, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is an officer or employee of the Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of three directors: Kristin Patrick (chair), Wendy Yu, and Hamed Shahbazi. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the last fiscal year.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board of Directors, reviewing and evaluating incumbent directors, selecting or recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, assessing the performance of the Board of Directors and evaluating the continued education of each director. Additionally, the Nominating and Corporate Governance Committee is responsible for overseeing the Company’s environmental, social and governance activities, reviewing and approving any changes to the Company’s code of conduct, evaluating the plans for succession to the offices of the Chief Executive Officer and other key officers and developing a set of corporate governance principles for the Company.
The Board believes that candidates for director nominees should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, experience as a board member or executive officer of another publicly held company, bringing a broad range of professional experiences and perspectives and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full Board.

Stockholder Recommendations and Nominees
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Niagen Bioscience, Inc., Attn: Secretary, at 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024, no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Crowe LLP (“Crowe”), to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and our Board of Directors has further directed that management submit the selection of its independent registered public accountant firm for ratification by the stockholders at the Annual Meeting. Crowe has audited the Company’s financial statements since December 2024. Prior to December 2024, Marcum LLP (“Marcum”) audited the Company’s financial statements and resigned, effective October 31, 2024, as the independent registered public accounting firm for the Company due to independence concerns relating to Marcum’s merger with CBIZ Inc. (“CBIZ”), which provides human resources consulting and health insurance brokerage services to the Company. Representatives of Crowe are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.
Stockholder ratification of the selection of Crowe as the Company’s independent registered public accountants is not required by Delaware law, the Company’s certificate of incorporation, or the Company’s bylaws. However, the Audit Committee is submitting the selection of Crowe to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Crowe. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. We do not anticipate any broker non-votes with respect to this Proposal 2.

Changes in Independent Registered Accounting Firm

As previously disclosed, on October 8, 2024, Marcum notified the Company that it was resigning, effective October 31, 2024, as the independent registered public accounting firm for the Company due to independence concerns relating to Marcum’s impending merger with CBIZ Inc., which provides human resources consulting and health insurance brokerage services to the Company. Effective as of December 13, 2024, the Audit Committee approved the engagement of Crowe as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2024, contingent upon the appointment of Crowe as the Company’s independent auditor by the Company’s shareholders at the 2025 Annual Meeting.

Marcum’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period of January 1, 2024 to October 31, 2024, there were (i) no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum would have caused them to make reference thereto in connection with their reports on the financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of the disclosures included in its Current Report on Form 8-K filed with the SEC on October 11, 2024 (the “Current Report”) and requested that Marcum furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made in the Current Report. This letter was filed as Exhibit 16.1 to the Current Report.

During the Company's fiscal years ended December 31, 2023 and 2022 and subsequent interim period from January 1, 2024 to December 13, 2024, neither the Company nor anyone on its behalf consulted Crowe regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
Audit Fees
The following table sets forth aggregate fees billed to us by Crowe our current independent registered public accounting firm during the fiscal year ended December 31, 2024. No fees were billed to us by Crowe during the fiscal year ended December 31, 2023.

Year Ended
	December 31, 2024	December 31, 2023
Audit Fees (1)	$320,250	$—
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
(1) Audit fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of our quarterly financial statements, review of our registration statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.
All fees described above were pre-approved by the Audit Committee. In connection with the audit of the financial statements for the fiscal year ended December 31, 2024, the Company entered into an engagement agreement with Crowe that sets forth the terms by which Crowe will perform audit services for the Company.
Policy for Pre-Approval of Independent Auditor Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Crowe. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the selection of Crowe as our independent registered public accounting firm for fiscal year 2025.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by:
The Audit Committee of
The Board of Directors
•Ann Cohen, Chair
•Steven Rubin
•Kristin Patrick

PROPOSAL 3:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act entitle the Company’s stockholders to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (including the compensation tables, the narrative disclosures that accompany the compensation tables and any related material disclosed) pursuant to the compensation and disclosure rules of the SEC. At the Company’s 2021 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” each year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, the Company is therefore asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Company’s named executive compensation programs are intended to (1) motivate and retain named executive officers, (2) reward the achievement the Company’s short-term and long-term performance goals, (3) establish an appropriate relationship between executive pay and short-term and long-term performance and (4) align named executive officers’ interests with those of the Company’s stockholders. Under these programs, the Company’s named executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value. Please read the section herein entitled “Compensation Discussion and Analysis” for additional details about the Company’s named executive officer compensation programs, including information about the fiscal year 2024 compensation of the Company’s named executive officers.
The Compensation Committee continually reviews the compensation programs for the Company’s named executive officers to ensure they achieve the desired goals of aligning the Company’s named executive compensation structure with the Company’s stockholders’ interests and current market practices.
The Company is asking its stockholders to indicate their support for the Company’s named executive officer compensation as disclosed in this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this Proxy Statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Company’s Board of Directors. The Company’s Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and will consider their concerns and evaluate whether any actions are necessary to address those concerns. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2026 Annual Meeting of Stockholders.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the compensation of the Company’s named executive officers on an advisory basis, pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.

EXECUTIVE OFFICERS
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of the Record Date are set forth below. Robert Fried’s background is discussed under the section “Nominees for Election to Board of Directors”.

Name	Age	Position
Robert Fried	65	Chief Executive Officer and Director
Ozan Pamir	34	Chief Financial Officer
Carlos Lopez	44	Senior Vice President, General Counsel
Ozan Pamir, 34, has served as the Chief Financial Officer at Niagen Bioscience since October 2024. Mr. Pamir has experience in financial and corporate strategy, investment banking, and biotechnology, including corporate finance, investor relations, and capital markets transactions. Prior to joining Niagen Bioscience, Mr. Pamir served as the Chief Financial Officer of 180 Life Sciences (NASDAQ: ATNF) from October 2018 to September 2024, a biotechnology company focused on inflammatory disease treatments. In addition, Mr. Pamir served as Chief Financial Officer and a board member at Unify Pharmaceuticals from August 2019 to July 2021 and as Chief Financial Officer at Enosi Life Sciences from May 2020 to April 2021. Further, from June 2014 to October 2018, Mr. Pamir served in various positions at Ventum Financial Corp. (f.k.a. Echelon Wealth Partners), most recently as Vice President of Investment Banking. Mr. Pamir received his Bachelor’s Degree in Economics and Finance from McGill University. He is a Chartered Financial Analyst (CFA).
Carlos Lopez, 44, has served as the Senior Vice President and General Counsel of Niagen Bioscience since July 2024 and was appointed an officer of the Company in November 2024, overseeing all legal affairs and providing strategic counsel to the executive leadership team. Prior to joining Niagen Bioscience, Mr. Lopez served as Vice President and General Counsel at The Vitamin Shoppe from June 2020 through July 2024, where he led the legal department and provided strategic advice to senior leadership and the board of directors. Prior to that, Mr. Lopez served in various roles of increasing responsibilities at The Vitamin Shoppe from June 2014 through June 2020. Mr. Lopez is an active industry leader, serving as co-chair of the Council for Responsible Nutrition's (CRN) Legal Committee and as a former board member of The Natural Products Association. These roles have positioned him at the forefront of regulatory and compliance matters in the natural products sector. Mr. Lopez received his Bachelor of Arts in Journalism from the University of Central Florida and his Juris Doctor (J.D.) from New York Law School.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2024 addresses our philosophy, programs and processes related to the compensation paid or awarded for fiscal year 2024 to our named executive officers listed in the Summary Compensation Table that follows this discussion. For fiscal year 2024, our named executive officers are Robert Fried, Ozan Pamir, Carlos Lopez, James Lee, and Brianna Gerber. The compensation tables following this discussion are not incorporated into this discussion and analysis is not covered by the Compensation Committee Report.
General Philosophy
Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our near-term and long-term business objectives. We also believe that a significant portion of an executive officer's total compensation should be at risk and dependent upon the achievement of our objectives. Among other things, our compensation philosophy aims to reward strong performance with competitive pay and thus better enable us to retain executive officers who contribute to the overall success of the Company.
We attempt to pay our executive officers competitively in order to retain the most capable people in the industry. In making executive and employee compensation decisions, the Compensation Committee considers achievement of certain goals and criteria, some of which relate to the Company’s performance and others to the performance of the individual employee.

Determination of Compensation

Role of the Compensation Committee in Executive Compensation
The Compensation Committee periodically evaluates our compensation policies to determine whether we remain competitive among industry peers and continue to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional equity grants or provide other short and long-term incentive compensation. Our Board of Directors values the perspective of our stockholders, and the Compensation Committee will continue to consider the outcome of say-on-pay votes, as well as any other stockholder feedback, when making compensation decisions for the named executive officers.
Role of Executive Officers in Determining Compensation

The Compensation Committee generally seeks input from our executive officers when discussing the performance and compensation levels for executives and other Company leadership. The Compensation Committee also works with our Chief Executive Officer and Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. No executive participates in deliberations relating to his or her own compensation.
Role of Compensation Consultant

Additionally, Exequity, the independent consultant firm engaged by the Compensation Committee, provides input on best practices, the potential impact of various alternatives, and other advisory matters.
Results of Most Recent Stockholder Advisory Vote on Executive Compensation
Over 96% of the votes cast at the 2024 Annual Meeting in the stockholder advisory vote on the fiscal year 2023 compensation of our named executive officers approved our named executive officer compensation for fiscal year 2023. At the Company’s 2021 Annual Meeting of Stockholders, the stockholders recommended a one-year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation, as described in our 2021 proxy statement.

The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our named executive officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions in fiscal year 2024. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received, when making compensation decisions for the named executive officers.
Compensation Program and Forms of Compensation
We provide our executive officers with a compensation package consisting of base salary, annual cash bonus, equity incentives and participation in benefit plans generally available to other employees. In establishing total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our peer group.
Base salaries are intended to be competitive within our industry and to reflect the capabilities and experience of our executives. The annual cash bonus is intended to motivate and reward our executives for the achievement of certain measurable financial and strategic objectives. The equity awards incentivize executives to deliver long-term stockholder value, while serving as a retention vehicle for our executive talent.

The Compensation Committee generally does not have a specific target amount of compensation for individual executive officers relative to a peer group of companies, but considers peer data for purposes of assessing the competitiveness of the executive compensation program. An individual executive officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance.

Base Salary
Base salary is designed to provide a predictable level of compensation and provide a competitive level of pay that reflects the executive's experience, role and responsibilities. Base salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar background to the executive officers being recruited. We also consider the individual’s experience, reputation in his or her industry and expected contributions to the Company. In determining base salaries generally, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.
Annual Incentive Cash Bonus

In addition to base salary, we may award variable annual cash bonus awards to executive officers with reference to certain predefined financial and strategic goals. These performance goals for fiscal year 2024 are disclosed in the 2024 Annual Incentive Cash Bonuses table below. For each of our executive officers, the Compensation Committee establishes a bonus target, expressed as a percentage of base salary, which is used to determine the cash bonus amount, subject to the level of achievement of the applicable performance goals, and further subject to the Compensation Committee’s discretion to make downward adjustments in the cash bonus amount actually paid. The bonus percentages at target of 60% of annual base salary for Mr. Fried, 50% of annual base salary for Mr. Pamir, 20% of annual base salary for Mr. Lee and 40% of annual base salary for Mr. Lopez were determined based on our overall compensation philosophy. In connection with Ms. Gerber’s separation from the Company, Ms. Gerber waived any right or claim to receive a bonus. Accordingly, no bonus amounts were paid to Ms. Gerber for services performed as an executive officer during 2024. We regularly evaluate our compensation philosophy to ensure impact with our employees and to remain competitive among our peers. Upon completion of the applicable fiscal year, the Compensation Committee assesses the Company’s performance and determines the variable annual cash bonus to be awarded to each of the executive officers based on the achievement of the financial and strategic goals that were set earlier in the year. As noted above, the Compensation Committee retains discretion to reduce the amount of bonus actually awarded to levels below those determined based on performance. Our variable Annual Incentive Cash Bonus program is reviewed on at least an annual basis to determine that it is operating as intended.
2024 Annual Incentive Cash Bonus Structure and Payouts

In 2025, we paid Annual Incentive Cash Bonuses (AICB) to our named executive officers other than Ms. Gerber under the 2024 AICB program as outlined in the following table. The majority of the AICB award is based on the Company’s achievement of certain financial performance goals, with a smaller portion tied to the achievement of pre-established qualitative goals. For fiscal year 2024, AICB awards were tied to the achievement of predetermined levels of the following: (i) total net sales, (ii) total net income (loss) before provision for AICB, (iii) specified qualitative corporate goals, and (iv) specified qualitative department goals as described in the table below for each executive officer.

The net sales goal was achieved at 97% and the total net income (loss) goal was achieved at 686%. The Compensation Committee determined that 37% of the qualitative corporate goals were achieved and 69%, 69%, 55%, 120% of qualitative department goals were achieved for Mr. Fried, Mr. Pamir, Mr. Lopez and Mr. Lee, respectively. The weight factor of the goals, the threshold, target and maximum threshold and the actual incentive bonus payouts were as set forth in the following table.

Executive Bonus Targets	Weight Factor	2024 Threshold	2024 Target	2024 Max-out	2024 Actual	Payout %	Base Salary (1)	Target Bonus %	Bonus Payment

Robert Fried, Chief Executive Officer
Total Company - Net Sales	35%	$92,922	$103,247	$113,572	$99,597	28.8%	$500,000	60%	$86,399
Total Company - Net Income / (Loss)	30%	(5,481)	(1,820)	127	8,856	45.0%	500,000	60%	$134,999
Qualitative Corporate Goals (2)	10%	N/A	N/A	N/A	37%	4.4%	500,000	60%	$13,200
Qualitative Department Goals (3)	25%	N/A	N/A	N/A	69%	17.3%	500,000	60%	$51,899
Total						95.5%			$286,497
Ozan Pamir, Chief Financial Officer
Total Company - Net Sales	35%	92,922	103,247	113,572	99,597	28.8%	69,231	50%	9,965
Total Company - Net Income / (Loss)	30%	(5,481)	(1,820)	127	8,856	45.0%	69,231	50%	15,570
Qualitative Corporate Goals (2)	10%	N/A	N/A	N/A	37%	4.4%	69,231	50%	1,522
Qualitative Department Goals (4)	25%	N/A	N/A	N/A	69%	17.3%	69,231	50%	5,986
						95.5%			$33,043
Carlos Lopez, SVP, General Counsel
Total Company - Net Sales	35%	$92,922	$103,247	$113,572	$99,597	28.8%	$135,385	40%	$15,589
Total Company - Net Income / (Loss)	30%	(5,481)	(1,820)	127	8,856	45.0%	135,385	40%	$24,358
Qualitative Corporate Goals (2)	10%	N/A	N/A	N/A	37%	4.4%	135,385	40%	$2,381
Qualitative Department Goals (5)	25%	N/A	N/A	N/A	55%	13.8%	135,385	40%	$7,470
						92.0%			$49,798
James Lee, Former Interim Chief Financial Officer
Total Company - Net Sales	35%	92,922	103,247	113,572	99,597	28.8%	228,462	20%	13,158
Total Company - Net Income / (Loss)	30%	(5,481)	(1,820)	127	8,856	45.0%	228,462	20%	20,559
Qualitative Corporate Goals (2)	10%	N/A	N/A	N/A	37%	4.4%	228,462	20%	2,010
Qualitative Department Goals (6)	25%	N/A	N/A	N/A	120%	30.0%	228,462	20%	13,706
						108.2%			$49,433
(1)The base salaries for Mr. Pamir and Mr. Lopez have been prorated to reflect their respective appointment dates of October 21, 2024, and July 22, 2024.
(2)Qualitative corporate goals focused on expanding the company’s portfolio and driving revenue growth through strategic launches.
(3)Qualitative department goals for Mr. Fried were set in line with the qualitative corporate goals actual achievement.
(4)Qualitative department goals for Mr. Pamir were based on (i) driving operational cost efficiencies, (ii) optimizing financial and budgetary discipline, (iii) securing strategic long-term supply partnerships, (iv) advancing key corporate initiatives, and (v) strengthening stakeholder engagement.
(5)Qualitative department goals for Mr. Lopez were based on (i) optimizing financial and budgetary discipline, (ii) securing strategic long-term supply partnerships, and (iii) advancing multiple key corporate initiatives.
(6)Qualitative department goals for Mr. Lee were based on (i) strengthening core financial operations, (ii) enhancing risk management and compliance frameworks, and (iii) supporting strategic business initiatives. In addition, the Compensation Committee recognized Mr. Lee’s leadership and contributions during his tenure as Interim CFO, including his support of corporate priorities aligned with those outlined for Mr. Pamir, which contributed to the higher payout percentage awarded.

Long-Term Incentives
All of our named executive officers are eligible to receive long-term stock-based incentive awards under the 2017 Plan as a means of providing such individuals with a continuing proprietary interest in our success. The 2017 Plan provides for the grant of stock options, restricted stock units, restricted stock awards and other stock-based awards. Historically, our executives have been granted stock options and, on occasion, restricted stock units as the Compensation Committee believes that stock options provide incentives to grow stockholder value since our executive officers can realize value only if our stock price appreciates over the exercise price, which is the closing market price on the date of grant and that restricted stock units help build ownership in the Company and serve as a valuable retention tool. These grants have typically been awarded in the month following the hire date for new executives and annually each February based on a predetermined percentage of base salary. The Compensation Committee, at its discretion, may increase the annual equity grant issued in February if circumstances warrant. Additionally, we may grant equity awards at other times throughout the year as deemed appropriate. The Compensation Committee approved all awards to executive officers in 2024. Our 2017 Plan enhances our ability to attract and retain the services of qualified individuals. We intend our equity programs to be competitive in relation to the market and industry peer group.
The stock options and restricted stock unit awards are generally subject to a one-year cliff vesting period after which one-third of the shares vest with the remaining shares vesting in ratable monthly installments over a two-year period subject to continued services to the Company. Beginning in the second quarter of 2022, newly granted restricted stock units are generally subject to a three-year vesting period with one-third vesting per year on each anniversary of the grant date, subject to continued services to the Company. Until vested, the restricted stock units may not be transferred, and vested shares are subject to our insider trading policy. Stock options generally have a maximum term of ten years. The table below outlines the details of the stock options which were granted to officers during the 2024 fiscal year. No restricted stock unit awards were granted to officers during 2024.

Recipient	Grant Date	Options Granted	Exercise Price	Vesting Terms
Robert Fried	2/22/2024	399,568	$1.52	On February 22, 2025, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
Ozan Pamir	10/21/2024	146,544	$3.46	On October 21, 2025, one-third of the options will vest and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
Carlos Lopez	7/22/2024	75,877	$2.97	On July 22, 2025, one-third of the options will vest and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
James Lee	2/22/2024	82,734	$1.52	On February 22, 2025, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
Brianna Gerber	2/22/2024	213,886	$1.52	On February 22, 2025, one-third of the options would have vested and the remaining shares would have vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service. However, in connection with Ms. Gerber’s separation from the Company, the stock option grant shown was forfeit prior to any vesting.

On February 25, 2025 (the “Date of Grant”), following an evaluation process led by the Compensation Committee, with the assistance of the Compensation Committee’s compensation consultant, the Compensation Committee recommended for approval and the Board, with Mr. Fried recusing himself, approved the grant to Mr. Fried of 1,518,600 performance stock units (“PSUs”). Upon the achievement of incremental stock price performance targets, the PSUs may be settled with up to 1,518,600 shares of the Company’s common stock (“Common Stock”), pursuant to the terms of the 2017 Plan and a performance stock unit award agreement (the “PSU Award Agreement”). When evaluating the award, the Compensation Committee and the Board considered, among other things, Mr. Fried’s leadership performance to date, the Company’s performance, and the goals of retaining Mr. Fried to continue in his role as Chief Executive Officer to execute on the Company’s strategic priorities while providing compelling upside and incentive by setting performance targets which the Compensation Committee and the Board believe to be achievable but would constitute extraordinary results for the Company’s stockholders. The PSUs are eligible to vest during a seven-year performance period (the “Performance Period”) based on the achievement and maintenance of the below volume weighted average price (or “VWAP” as defined in the PSU Award Agreement) thresholds for a minimum of 60 Trading Days (as defined in the PSU Award Agreement) and upon certification by the Compensation Committee and subject to Mr. Fried’s continued employment with the Company on the applicable vesting date:

60-day VWAP Threshold	Number of PSUs to Vest
$15	759,300
$20	189,825
$30	189,825
$40	189,825
$50	189,825

Any PSUs that become vested and settled in Common Stock will be subject to transfer restrictions described in the PSU Award Agreement for a period ending on the earlier of (i) five years from the Date of Grant and (ii) the consummation of a Change in Control (as defined in the 2017 Plan). Upon a Change in Control, the PSUs will be eligible to vest based on the price per share of Common Stock determined in connection with the consummation of such Change in Control and subject to Mr. Fried’s continued employment with the Company on the consummation of such Change in Control. Any PSUs that do not vest during the Performance Period in one of the two ways described above (i.e., based on achievement and maintenance of the applicable stock price thresholds, or based on the price per share of Common Stock determined in connection with a Change of Control) will be forfeited. Furthermore, there is no interpolation or partial issuance for achievements between stock price thresholds, nor are there any cash-out or cash-pay features of the PSUs. In addition to the foregoing, if Mr. Fried’s employment with the Company is terminated by the Company without Cause (as defined in Mr. Fried’s employment agreement) or by Mr. Fried for Good Reason (as defined in the PSU Award Agreement), (i) any unvested PSUs will remain outstanding and eligible to vest for a period of 12 months following the date of his termination of employment, and (ii) the transfer restrictions imposed pursuant to the PSU Award Agreement will expire.

Benefits Programs
We design our benefits programs to be competitive in relation to the market and our peer group while conforming to practices. We sponsor a 401(k) plan for our employees. The 401(k) plan is a retirement savings defined contribution plan that provides each of our eligible employees with the opportunity to defer a portion of his or her eligible compensation on statutorily prescribed annual limits, and to have this amount contributed to an account under the 401(k) plan in his or her name. We make matching contributions for all participants equal to 50% of their pre-tax contributions up to 6% of their total eligible compensation. Other than the benefits and compensation disclosed herein, the Company does not otherwise provide perquisites to its executive officers.

Severance and Change in Control Arrangements
Several of our executives have employment and other agreements that provide for severance payment arrangements and/or acceleration of stock option and stock award vesting in the event of a termination without cause or resignation with good reason or an acquisition or other change in control of our company. These agreements are aimed to reduce distractions by letting our executives focus on the business, and are described in greater detail below under the heading “Employment Agreements”.

Restrictive Covenants

Mr. Fried is subject to a non-compete restriction while employed with the Company. In addition, each named executive officers is subject to confidentiality restrictions.

Clawback Policy

The Company adopted a new clawback policy, effective October 2, 2023, that is intended to comply with Section 954 of the Dodd-Frank Act and the Nasdaq listing standards. The new clawback policy provides for the recoupment of incentive-based compensation in the event of an accounting restatement of the Company’s financial statements (including so-called “little r” restatements). The amount recoverable is the amount of compensation received in excess of what would have been received had the accounting restatement not occurred. The clawback policy applies generally to current and former executives of the Company, including all of our executive officers, with respect to compensation received in the three most recently completed fiscal years of the Company preceding the accounting restatement. The new clawback policy has been filed as an exhibit to our Annual Report on Form 10-K and supersedes the Company’s previous clawback policy in its entirety.

Equity Award Granting Policy

Equity compensation awards made to our executive officers must be approved by the Compensation Committee. The Compensation Committee approves and grants annual equity awards, at approximately the same time every year. Outside of the annual grant cycle, the Compensation Committee may, from time to time, grant off-cycle equity awards, such as in connection with a new hire, promotion or retention award. All off-cycle equity awards are issued on a pre-determined date following approval by the Compensation Committee. The Compensation Committee does not take material non-public information into account when determining the timing of the grant of equity awards, including stock options, and the timing of the release of material non-public information is not based on affecting the value of executive compensation.

Our Insider Trading Policy
The Company has established an Insider Trading Policy, which, among other things, prohibits officers, directors and all other employees of the Company or its subsidiaries, as well as certain others persons determined by the Company from time to time, from trading in securities with material nonpublic information including through any form of hedging activity. Further, none of the Company’s employees, directors, consultants and contractors may trade in options, warrants, puts and calls or similar instruments on our securities or sell our securities “short”. Advance approval is required by the Compliance Officer if any director or executive officer wishes to transact in the Company’s securities. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy. A copy of the Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We have also implemented related processes applicable to the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations.

Stock Ownership Policy
The Company has established a Stock Ownership Policy, which, among other things, is intended to align the interests of the Chief Executive Officer, other named executive officers and the members of the Board, with the interests of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. The stock ownership guidelines are determined as a multiple of each person’s base salary/retainer as follows:

Title	Ownership Guideline
Chief Executive Officer	Six times annual base salary
All other Named Executive Officers	Three times annual base salary
Members of the Board	Two times annual base retainer

Shares owned directly and by immediate family members, shares held in trust for the benefit of the individual or immediate family members, shares subject to certain vested stock options that are in-the-money as of the end of the prior fiscal year, restricted stock awards and time-based restricted stock unit awards, and vested stock units under deferred compensation plans count toward meeting the applicable ownership levels. Our Chief Executive Officer, other named executive officers and members of the Board are required to achieve the applicable level of ownership by the fifth year from the date of his or her appointment, subject to a three-year extended deadline in certain circumstances. Our Chief Executive Officer and all of our currently serving named executive officers and non-employee directors are in compliance with the Stock Ownership Policy. As of December 31, 2024, Frank Jaksch, Jr. and Robert Fried have achieved the required ownership levels, while all other named executive officers and directors are within the initial, or as applicable, extended compliance deadline.

Tax and Accounting Considerations
Limitation on Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”), generally disavows a federal income tax deduction for compensation paid by publicly held companies to certain of their executive officers that is in excess of $1,000,000 per year. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m) of the Code. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) of the Code if it determines that such modifications are consistent with the Company’s business needs.
Accounting Treatment
Under Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

REPORT OF THE COMPENSATION COMMITTEE
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by:
The Compensation Committee of
The Board of Directors
•Steven Rubin, Chair
•Ann Cohen
•Gary Ng

EXECUTIVE OFFICER AND MANAGEMENT COMPENSATION

Summary Compensation Table
The following table presents information regarding the annual and long-term compensation earned by our Chief Executive Officer (the principal executive officer); former, interim, and current Chief Financial Officers (the principal financial officer); and Senior Vice President, General Counsel each of whom served as a named executive officer during the year ended December 31, 2024.

Name	Year	Salary ($)	Non-Equity Incentive Plan ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert Fried	2024	500,000	286,497	—	—	424,898	736	1,212,131
Chief Executive Officer	2023	500,000	268,221	—	—	391,249	736	1,160,206
	2022	500,000	234,808	—	—	423,306	736	1,158,850
Ozan Pamir (6)	2024	69,231	33,043	—	—	357,869	1,498	461,641
Chief Financial Officer
Carlos Lopez (7)	2024	135,385	49,798	—	—	159,928	2,527	347,637
SVP, General Counsel
James Lee (8)	2024	228,462	49,433	—	—	87,979	8,596	374,470
Controller, Former Interim Chief Financial Officer
Brianna Gerber (9)	2024	215,000	—	—	—	227,445	8,524	450,969
Former Chief Financial Officer	2023	325,000	149,665	—	—	209,433	7,490	691,588
	2022	269,096	83,869	150,000	113,751	218,818	6,851	842,384
(1)The amounts shown in this column constitute the cash bonuses made to the named executive officers pursuant to the Company’s Annual Incentive Cash Bonus program as described in greater detail in the “Compensation Discussion and Analysis” in this Proxy Statement.
(2)In fiscal year 2022, Brianna Gerber was awarded a cash discretionary bonus to motivate and retain her during the transition period of the former Chief Financial Officer, Kevin Farr, prior to her appointment as an executive officer.
(3)The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with the ASC 718. All assumptions made in the valuations are contained and described in Note 11 of the Niagen Bioscience, Inc. consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024. The Company provided a one-time special grant of restricted stock units to Ms. Gerber in fiscal year 2022 in connection with her transition to Chief Financial Officer.
(4)The amounts shown are the aggregate grant date fair value of stock option awards amounts computed in accordance with ASC 718. All assumptions made in the valuations are contained and described in Note 11 of the Niagen Bioscience, Inc. consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024.
(5)The amounts shown reflect matching 401(k) contributions and life insurance premiums paid by the Company. In connection with her termination of employment, Ms. Gerber served as a consultant from July 12, 2024 through August 12, 2024 and earned a consulting fee of $1,000.
(6)Ozan Pamir joined the Company and commenced service as an executive officer on October 21, 2024. Salary and non-equity incentive plan amounts in the table reflect actual amounts earned during fiscal year 2024.
(7)Carlos Lopez joined the Company on July 22, 2024 and assumed the role of an executive officer on November 7, 2024. Salary and non-equity incentive plan amounts reported in the table reflect actual amounts earned during fiscal year 2024.
(8)James Lee served as an executive officer from July 13, 2024 to October 21, 2024. For all other periods during fiscal year 2024, Mr. Lee held the position of Controller. Amounts reported in the table reflect compensation for the full fiscal year.
(9)Brianna Gerber separated from the Company on July 12, 2024, the salary amount reported in the table reflect the amount of salary paid to her in fiscal year 2024. In connection with Ms. Gerber’s separation from the Company, Ms. Gerber waived any right or claim to receive a non-equity incentive plan payout.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2024.

	Grant Date	Estimated future possible payouts under non-equity incentive plan awards:			All Other Stock Awards: Number of Shares or Stock Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)	Target ($) (1)	Maximum ($)
Robert Fried	1/1/2024	150,000	300,000	450,000	—	—	—	—
	2/22/2024	—	—	—	—	399,568	1.52	424,898
Ozan Pamir	10/21/2024	17,308	34,615	51,923	—
	10/21/2024	—	—	—	—	146,544	3.46	357,869
Carlos Lopez	7/22/2024	27,077	54,154	81,231	—
	7/22/2024	—	—	—	—	75,877	2.97	159,928
James Lee	1/1/2024	22,846	45,692	68,538	—
	2/22/2024	—	—	—	—	82,734	1.52	87,979
Brianna Gerber	1/1/2024	81,250	162,500	243,750	—	—	—	—
	2/22/2024	—	—	—	—	213,886	1.52	227,445
(1)Constitutes threshold, target and maximum award opportunities for our named executive officers under the Company’s Annual Incentive Cash program as described in greater detail in the “Compensation Discussion and Analysis” in this Proxy Statement, which include information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan” column in the Summary Compensation Table for fiscal year 2024.
(2)The amounts shown are the aggregate grant date fair value of awards granted under our 2017 Equity Incentive Plan in fiscal year 2024 computed in accordance with ASC 718. For a description of certain assumptions in the calculation of the fair value of the Company’s stock options, see Note 11 of the Niagen Bioscience, Inc. consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth the equity incentive awards held by our named executive officers as of December 31, 2024:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert Fried	66,667	—		3.30	7/29/2025	—	—	—	—
	20,000	—		2.61	11/15/2026	—	—	—	—
	500,000	—		2.72	3/11/2027	—	—	—	—
	300,000	—		5.85	1/20/2028	—	—	—	—
	744,097	—		3.83	6/21/2028	—	—	—	—
	162,569	—		3.84	2/20/2029	—	—	—	—
	165,155	—		3.27	2/23/2030	—	—	—	—
	55,921	—		11.83	3/13/2031	—	—	—	—
	227,089	13,359	(1)	2.67	2/16/2032	—	—	—	—
	187,223	119,143	(2)	1.82	2/14/2033	—	—	—	—
	—	399,568	(3)	1.52	2/21/2034	—	—	—	—
Ozan Pamir	—	146,544	(4)	3.46	10/20/2034	—	—	—	—
Carlos Lopez	—	75,877	(5)	2.97	7/21/2034	—	—	—	—
James Lee	8,334	—		3.66	7/4/2025	—	—	—	—
	17,000	—		4.04	8/14/2026	—	—	—	—
	50,000	—		3.97	10/23/2027	—	—	—	—
	32,386	—		3.84	2/19/2029	—	—	—	—
	30,800	—		3.27	2/23/2030	—	—	—	—
	11,000	—		11.83	3/13/2031	—	—	—	—
	39,873	2,346	(1)	2.67	2/16/2032	—	—	—	—
	35,503	22,594	(2)	1.82	2/14/2033	—	—	—	—
	—	82,734	(3)	1.52	2/21/2034	—	—	—	—
Brianna Gerber	—	—	(6)			—	—	—	—

(1)On February 17, 2023, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(2)On February 15, 2024, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(3)On February 22, 2025, one-third of the options vested and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(4)On October 21, 2025, one-third of the options will vest and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(5)On July 22, 2025, one-third of the options will vest and the remaining shares vest in a series of 24 equal monthly installments thereafter, subject to the applicable grantee’s continued service.
(6)In connection with the termination of Ms. Gerber’s service with the Company, all unvested options were forfeited and all vested but unexercised options were forfeited prior to December 31, 2024.

Option Exercises and Stock Vested
The following table summarizes, with respect to our named executive officers, all stock option exercises and restricted stock units that vested during the year ended December 31, 2024:

	Option Awards		Restricted Stock Units
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($) (1)	Number of Shares Vested (#)	Value Realized on Vesting ($) (2)
Robert Fried	—	$—	—	$—
Ozan Pamir	—	$—	—	$—
Carlos Lopez	—	$—	—	$—
James Lee	—	$—	—	$—
Brianna Gerber	293,396	$373,847	22,437	$63,272

(1)The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise.

(2)The value realized on the vesting of restricted stock units is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Employment Agreements
The material terms of employment agreements with the named executive officers previously entered into by the Company are described below.
Employment Agreement with Robert Fried

On June 22, 2018, the Company and Robert Fried, entered into an Amended and Restated Executive Employment Agreement (the “Fried Agreement”). The Fried Agreement amended and restated the Executive Employment Agreement by and between the Company and Mr. Fried, dated March 12, 2017, as amended on December 20, 2017. Pursuant to the Fried Agreement, Mr. Fried is entitled to: (i) an annual base salary of $450,000; (ii) starting in fiscal year 2019, an increased annual base salary of $500,000; (iii) an annual cash bonus for fiscal year 2018 based on direct-to-customer net sales for 2018 and the Company’s gross profit for 2018; (iv) starting in fiscal year 2019, an annual cash bonus based on the achievement of individual and corporate performance targets and metrics to be determined by the Board of Directors of the Company or the Compensation Committee thereof after reasonable consultation with Mr. Fried (the “Performance Bonus”), with such Performance Bonus set at (a) a target of 60% of base salary (based on a performance achievement of 100%), (b) a threshold Performance Bonus of 30% of base salary (based on a performance achievement of 75%) and (c) a maximum Performance Bonus of 90% (based on a performance achievement of 150%); (v) an option to purchase up to 744,097 shares of Company common stock under the amended 2017 Equity Incentive Plan (the “Option”); (vi) up to 333,333 shares of fully-vested restricted Company common stock that will be granted upon the achievement of certain performance goals and (vii) starting in fiscal year 2019, annual equity grants in amounts commensurate with Mr. Fried’s position with the Company, in the discretion of the Company’s Board of Directors. In 2019, the Compensation Committee determined that the payout structure of Mr. Fried’s Performance Bonus will be aligned with the rest of the executive officers, which the minimum achievement threshold is 50% target and the maximum achievement threshold is 150% of the target, with a target of 60% of base salary.
Any unvested shares subject to the Option will vest in full upon termination by the Company of Mr. Fried’s employment without cause (and other than as a result of Mr. Fried’s death or disability) or Mr. Fried’s resignation for good reason. If Mr. Fried’s employment is terminated by the Company without cause (and other than as a result of Mr. Fried’s death or disability) or Mr. Fried resigns for good reason, then subject to executing a release, Mr. Fried will receive (i) continuation of his base salary for 18 months, (ii) COBRA premiums for 12 months, (iii) accelerated vesting of any unvested time-based vesting equity awards that would have otherwise become vested had Mr. Fried performed continuous service through the one year anniversary of such termination date (provided that vesting for the Option shall accelerate as described above), (iv) an extended exercise period of three years for his options and stock appreciation rights and (v) a prorated Performance Bonus. In the case of Mr. Fried’s death or disability, Mr. Fried will be eligible to receive a prorated Performance Bonus.

On February 25, 2025, the Company and Mr. Fried, entered into an amendment to the Fried Agreement (the “Fried Amendment”). The Fried Amendment provides that (i) effective January 1, 2025, Mr. Fried will be entitled to receive a base salary of $650,000, and (ii) commencing with fiscal year 2025, Mr. Fried’s target performance bonus opportunity will be 75% of his base salary.
Employment Agreement with Ozan Pamir

In connection with his appointment as Chief Financial Officer, ChromaDex, Inc. a subsidiary of the Company (“ChromaDex, Inc.”), entered into an offer letter with Mr. Pamir (the “Pamir Offer Letter”), which provides for the following compensation for Mr. Pamir, contingent upon and, unless otherwise noted below, effective upon his appointment as Chief Financial Officer: (i) an annual base salary of $400,000, (ii) a discretionary target annual bonus opportunity of 50% of Mr. Pamir’s annual base salary, based on the achievement of certain performance goals to be determined by the Board, which will be pro-rated for calendar year 2024 based on Mr. Pamir’s period of employment with the Company during the year, and (iii) eligibility to participate in Company benefit plans on the same basis as other senior executive officers of the Company generally. If Mr. Pamir’s employment is terminated by the Company without “Cause” (as defined in the Pamir Offer Letter), Mr. Pamir will be entitled to nine months’ base salary continuation.
Employment Agreement with Carlos Lopez

In connection with his appointment as Senior Vice President, General Counsel, ChromaDex, Inc., entered into an offer letter with Mr. Lopez (the “Lopez Offer Letter”), which provides for the following compensation for Mr. Lopez, contingent upon and, unless otherwise noted below, effective upon his appointment as Senior Vice President, General Counsel: (i) annual base salary of $320,000, (ii) a discretionary target annual bonus opportunity of 40% of Mr. Lopez’s annual base salary, based on the achievement of certain performance goals to be determined by the Board, which will be pro-rated for calendar year 2024 based on Mr. Lopez’s period of employment with the Company during the year, and (iii) eligibility to participate in Company benefit plans on the same basis as other senior executive officers of the Company generally. If Mr. Lopez’s employment is terminated by the Company “Cause” (as defined in the Lopez Offer Letter), Mr. Lopez will be entitled to severance equal to six months’ base salary.

Transition and Separation Agreement with Brianna Gerber

The Company entered into a Letter Agreement and Consulting Agreement with Brianna Gerber, under which she agreed to provide consulting services on financial and accounting matters following her separation on July 12, 2024, through August 12, 2024. In consideration for these services, Ms. Gerber received a consulting fee of $1,000. During this period, her previously granted stock options and restricted stock units under the 2017 Plan continued to vest in accordance with the existing terms of the 2017 Plan and applicable award agreements. No additional compensation was paid to Ms. Gerber following the conclusion of her consulting services.

Potential Payments Upon Termination or Change of Control
The following tables describe and quantify the severance and other benefits potentially payable to our named executive officers as of December 31, 2024.

Potential Payments Upon Termination Table*

Name	Severance ($)(1)	Option Awards ($)(2)	Medical ($)(3)	Total ($)
Robert Fried	750,000	1,317,116	11,602	2,078,718
Ozan Pamir	300,000	—	—	300,000
Carlos Lopez	160,000	—	—	160,000
James Lee	—	—	—	—
Brianna Gerber (4)	—	—	—	—
*Reflects a termination without cause for each of the named executive officers or, for Mr. Fried only, resignation for good reason.
(1)Continuation of base salary for 18 months for Rob Fried, 9 months for Ozan Pamir and 6 months for Carlos Lopez.
(2)The amounts in this column represent the intrinsic value of “in-the-money” unvested options as of December 31, 2024 that would vest in accordance with the executive officer’s employment agreement. Values were derived using the closing price of the Company’s common stock on December 31, 2024 of $5.31.
(3)Medical is comprised of health insurance premiums for the period specified in each executive officer's employment agreement.
(4)Ms. Gerber’s employment with the Company terminated on July 12, 2024, and Ms. Gerber did not receive any separation benefits as a result of her resignation. Ms. Gerber receive a $1,000 consulting fee for the consulting services that she provided from July 12, 2024 through August 12, 2024
Equity Compensation Plan Information
The following table provides information regarding equity compensation plans approved and not approved by stockholders as of December 31, 2024:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	11,153,445	$3.27	4,749,364
Equity compensation plans not approved by security holders	—	—	—
Total	11,153,445	$3.27	4,749,364
(1)Includes approximately 610,000 restricted stock units and 167,000 restricted stock awards that are issuable upon vesting. The remaining balance consists of outstanding stock option grants.
(2)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and restricted stock awards, which have no exercise price.

CHIEF EXECUTIVE OFFICER PAY RATIO
Under the Dodd-Frank Act and the related SEC rules (the “Rule”), the Company is required to provide to its stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of its median employee, referred to as “pay-ratio” disclosure.
For fiscal 2024,
•the median of the annual total compensation of all employees of the Company (other than the CEO) was $130,524 and
•the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,212,131.
•Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was approximately 9 to 1.
Set forth below is a description of the methodology the Company used to identify the median employee for purposes of the Rule.
To determine the Company’s total population of employees as of December 31, 2024, the Company included all of its full-time and part-time employees, including employees of consolidated subsidiaries. To identify the “median employee” from the Company’s employee population as determined above, the Company compared the aggregate amount of each employee’s 2024 base salary, 2024 incentive bonus, equity awards granted in 2024 and matching 401(k) contributions. In making this determination, the Company annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees.
Using this approach, the Company selected the employee at the median of its employee population. The Company then calculated annual total compensation for this employee using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. The Company determined that the employee’s annual total compensation for the fiscal year ended December 31, 2024 was $130,524.

PAY VERSUS PERFORMANCE

Under Nasdaq listing standards adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid (CAP), as computed in accordance with Item 402(v) of Regulation S-K, to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".

The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other named executive officers (NEOs) for each year from 2020 to 2024, compared to our total shareholder return (TSR) from the last trading day of fiscal year 2019 through the end of each such year, and our net income (loss) and net sales for each such year.

					Value of Initial Fixed $100 Investment Based On: (4)
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid to PEO	Average SCT Total for (Non-PEO) NEOs	Average Compensation Actually Paid to (Non-PEO) NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (Loss) (Thousands)	Net Sales (Thousands)
	(1)(2)	(1)(3)	(1)(2)	(1)(3)			(5)	(5)
2024	$1,212,131	$2,989,985	$408,679	$490,938	$123.09	$132.37	$8,550	$99,597
2023	$1,160,206	$1,032,920	$691,588	$595,554	$33.18	$128.23	$(4,938)	$83,570
2022	$1,158,850	$843,376	$721,425	$546,641	$38.98	$127.63	$(16,540)	$72,050
2021	$1,103,160	$2,098,802	$786,258	$1,007,306	$86.77	$126.13	$(27,128)	$67,449
2020	$1,126,685	$1,311,277	$719,114	$815,729	$111.37	$113.29	$(19,925)	$59,257

(1)NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	Robert Fried	Brianna Gerber*, James Lee*, Ozan Pamir, Carlos Lopez
2023	Robert Fried	Brianna Gerber
2022	Robert Fried	Kevin Farr*, Frank Jaksch Jr.*, Brianna Gerber
2021	Robert Fried	Kevin Farr, Frank Jaksch Jr., Lisa Harrington*
2020	Robert Fried	Kevin Farr, Frank Jaksch Jr., Mark Friedman*, Megan Jordan*
*No longer serving as executive officer at the respective fiscal year-end.
(2)Reflects the total compensation paid to our PEO and the average total compensation of our non-PEO NEOs as calculated in the Summary Compensation Table (SCT) for each year shown.
(3)CAP has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for fiscal year 2024 the following amounts were deducted from and added to the total compensation number shown in the SCT:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2024 (For PEO)	Fiscal Year 2024 (Average for Non-PEO NEOs)
Summary Compensation Table Total Compensation	$1,212,131	$408,679
Less: Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(424,898)	(208,305)
Less: Change in Pension Value	—	—
Add: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	1,589,282	278,719
Adjust for: Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	367,739	17,324
Adjust for: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—
Adjust for: Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	245,731	32,425
Less: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(37,904)
Add: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—
Compensation Actually Paid	$2,989,985	$490,938

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, see Note 11 of the Niagen Bioscience, Inc. consolidated financial statements included in the Annual Report on Form 10-K.

Fiscal Year 2024
Restricted Stock Units
Stock Price	$1.43 - $2.82
Stock Options
Expected Term (years)	1.1 - 7.4
Strike Price	$1.52 - $11.83
Volatility	64.5% - 89.8%
Dividend Yield	0%
Risk-Free Interest Rate	3.4% - 4.8%

(4)The amounts shown compare the Company’s cumulative TSR with the Russell 3000 Pharmaceuticals and Biotechnology Sector (Sub-Index Ticker IQT689273826) cumulative TSR for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year. Pursuant to SEC rules, the comparison assumes that the value of the investment in the Company’s common shares and the Russell 3000 Pharmaceuticals and Biotechnology Sector was $100 and that all dividends were reinvested. The Company has not declared or paid any cash dividends on its common stock during any of the years presented.
(5)Net Income (Loss) and Net Sales shown as reported in our audited financial statements for each year. In the Company's assessment, Net Sales is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income (loss)) used by the company in fiscal year 2024 to link compensation actually paid to performance.

Tabular List of Performance Measures

The list below includes an unranked list of the financial performance measures we consider the most in linking company performance and compensation actually paid to our NEOs for fiscal year 2024. These are the only performance measures included in the below list because our NEOs’ compensation is only directly linked to these financial performance measures.

Tabular List
Net Sales
Net Income (Loss)

Description of Relationships Between Compensation Actually Paid and Performance

In accordance with Item 402(v) requirements, we are providing the following charts to describe the relationships between information presented in the Pay vs. Performance table.

Compensation Actually Paid Versus Total Shareholder Return

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group, the Russell 3000 Pharmaceuticals and Biotechnology Sector:

Compensation Actually Paid Versus Net Income (Loss)

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income (loss):

Compensation Actually Paid Versus Net Sales

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net sales:

PROPOSAL 4:
APPROVAL OF AMENDMENT TO THE COMPANY’S 2017 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
General

We are asking our stockholders to approve an amendment to the Niagen Bioscience, Inc. Amended 2017 Equity Incentive Plan (formerly the ChromaDex Corporation Amended 2017 Equity Incentive Plan) and subsequently amended January 21, 2018, April 24, 2018, April 16, 2020, April 24, 2023, and March 19, 2025 (as amended, the “2017 Plan”), to increase the number of shares available for issuance under the 2017 Plan by 4.75 million shares (the “2025 Plan Amendment”). Other than increasing the 2017 Plan by these additional 4.75 million shares, no material changes will be made to our 2017 Plan. The Board of Directors believes that the 2025 Plan Amendment is key to our long-term compensation philosophy and necessary to continue providing the appropriate levels and types of equity compensation for our employees. If the 2025 Plan Amendment is not approved by our stockholders, the 2017 Plan will continue by its terms, without the share increase. The text of the 2025 Plan Amendment is set forth below under “Description of the 2017 Plan as amended by the 2025 Plan Amendment.” Following the Annual Meeting, we intend to file a Registration Statement on Form S-8 to register the additional shares available for issuance under the 2017 if the 2025 Plan Amendment is approved by our stockholders.

Equity Awards Are an Integral Component of Our Compensation Program

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for our eligible employees, consultants and non-employee directors. Approval of the 2025 Plan Amendment will allow us to continue to grant equity awards at levels we determine to be appropriate in order to attract and retain our workforce, and to align compensation with Company and individual performance goals, and growth in stockholder value. The 2025 Plan Amendment allows the Company to continue to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other equity-based awards.

The 2017 Plan authorizes the Company to grant equity awards to eligible employees, consultants and non-employee directors up to an aggregate of the sum of (i) 18,150,000 shares of common stock; (ii) any unallocated shares remaining available for the grant of new awards under our legacy 2007 Equity Incentive Plan (the “2007 Plan”), (iii) any shares subject to outstanding awards that are forfeited, cancelled or expire, and (iv) 500,000 shares pursuant to an inducement award. Any unallocated share under the 2007 Plan were deemed to have been used first under the 2017 Plan and all 500,000 shares reserved for an inducement award have been granted and will not be returned to the 2017 Plan. As of March 31, 2025, there were approximately 1.3 million shares of our common stock remaining available for issuance under the 2017 Plan. If the 2025 Plan Amendment is approved by our stockholders, 4.75 million additional shares of our common stock will be authorized for issuance thereunder.

The following table provides certain additional information regarding awards outstanding and unvested under the 2017 Plan as of March 31, 2025:

Total Outstanding Stock Option Awards	10,682,234
Total Outstanding Stock Full-Value Awards	2,029,138
Total Outstanding Awards	12,711,372
Total Outstanding Common Stock	78,433,243
Weighted-Average Exercise Price of Stock Options Outstanding	$3.48
Weighted-Average Remaining Duration of Stock Options Outstanding	6.3 years
Total Number of Shares Available for Issuance under the 2017 Plan	1,347,382

The Size of Our Share Reserve Increase Request Is Reasonable

If our request to increase the share reserve by 4.75 million shares is approved, we will have approximately 6.1 million shares available for grant under the 2017 Plan after our Annual Meeting, which we anticipate being a sufficient amount of equity to allow us to implement our equity-based incentive compensation philosophy for at least the next 2 years. We anticipate seeking approval from our stockholders in 2027 of an additional increase to the share reserve under the 2017 Plan. Expectations regarding future share usage could be impacted by a number of factors such as: (i) the future performance of our stock price; (ii) hiring and promotion activity, including at the executive level; (iii) the rate at which shares are returned to the 2017 Plan reserve upon awards’ expiration, forfeiture or cash settlement without the issuance of the underlying shares; and (iv) other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable

The size of our request is reasonable in light of the equity granted to our eligible employees, consultants and non-employee directors over the last three years.

We continue to believe that equity-based incentive awards such as stock options and other types of stock awards are a vital part of our overall compensation program. We recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

Dilution and Burn Rate

The following table shows our historical dilution and gross burn rate percentages for fiscal years 2024, 2023 and 2022. Notably, our burn rate in fiscal year 2024 was 4.6%, which is below the benchmark for our peer group of 5.94% (our peer group is discussed in the section above entitled “Pay versus Performance”), and our dilution as of fiscal year 2024 was 17.1%, remaining approximately inline with 17.0% for fiscal year 2022.

	As of December 31,
	2024	2023	2022
Full Dilution (1)	17.1%	19.7%	17.0%
Gross Burn Rate (2)	4.6%	3.8%	4.5%

(1)Full dilution is calculated as the sum of shares available for grant and shares subject to outstanding equity incentive awards divided by the sum of common stock outstanding, shares available for grant and shares subject to outstanding equity incentive awards.
(2)Burn rate provides a measure of the annual dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding.

Historical Grant Practices

The following table provides detailed information regarding the grant activity under our equity incentive plans for fiscal years 2024, 2023 and 2022.

	As of December 31,
	2024	2023	2022
Total number of shares of common stock subject to stock options granted	3,299,128	2,764,670	2,445,087
Total number of shares of common stock subject to full value awards granted	208,472	102,153	700,421
Weighted-average number of shares of common stock outstanding	75,929,142	74,984,670	69,729,434
Gross Burn Rate	4.6%	3.8%	4.5%

Overhang

Our three-year average total overhang (from 2022 to 2024) was 21.8%. “Overhang” is a measure of potential dilution from equity compensation plans and is calculated by dividing the number of shares of common stock subject to equity awards outstanding at the end of the relevant year plus the number of shares available for future grants under our equity plans by the total number of shares of common stock outstanding at the end of such year.

For the foregoing reasons, the Board believes that approving the 2025 Plan Amendment is in the best interest of the Company and its stockholders.

Description of the 2017 Plan as amended by the 2025 Plan Amendment

The following is a summary of the material terms of the 2017 Plan, as amended, and is qualified in its entirety by reference to the 2017 Plan, attached as an exhibit to our Current Report on Form 8-K filed on June 20, 2023, which is incorporated by reference into this Proposal 4. The only material change to the 2017 Plan as a result of the 2025 Plan Amendment will be to make an additional 4.75 million shares available for issuance under the 2017 Plan.

Background

The terms of the 2017 Plan provide for the grant of both nonstatutory stock options (“NSOs”) and incentive stock options (“ISOs”), restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other stock awards. Inducement Awards may be in the form of any of the above-mentioned types of stock awards, other than incentive stock options.

Shares Available for Awards

If this Proposal 4 is approved, the total number of shares of our common stock reserved for issuance under the 2017 Plan will consist of:

● Any unallocated shares remaining available for the grant of new awards under the 2007 Plan; plus

● 3,000,000 shares that were added to the 2017 Plan on June 20, 2017; plus

● 500,000 Inducement Shares that were added to the 2017 Plan on January 21, 2018; plus

● 6,000,000 shares that were added to the 2017 Plan in April 2018 - and approved by our shareholders; plus

● 5,500,000 shares that were added to the 2017 Plan in April 2020 - and approved by our shareholders; plus

● 3,650,000 shares that were added to the 2017 Plan in April 2023 - and approved by our shareholders; plus

● 4,750,000 shares being added under this Proposal 4.

We call this aggregate number the “Share Reserve”. The Share Reserve under the 2017 Plan may be exceeded so long as the number of shares of common stock actually issued upon the vesting or exercise of equity awards made under the 2017 Plan does not exceed the Share Reserve.

As of March 31, 2025, there were 1,347,382 shares of common stock (plus any shares that might in the future be returned to the plan as a result of cancellation or expiration of options) available for future grant under the 2017 Plan. In addition, as of such date, options covering an aggregate of 10,682,234 shares, collectively, and 2,029,138 shares or restricted stock were outstanding under the 2007 Plan and the 2017 Plan. The weighted average exercise price of all options outstanding as of March 31, 2025 was approximately $3.48 and the weighted average remaining term of such options was approximately 6.3 years. A total of 78,433,243 shares of our common stock were outstanding as of March 31, 2025.

If a stock award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such stock award having been issued, or (ii) is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be issued under the 2017 Plan. If we issue common stock pursuant to a stock award and the common stock is later forfeited, then the forfeited shares will become available for issuance under the 2017 Plan. Any shares we reacquire pursuant to our withholding obligations, any shares we reacquire as consideration for the exercise of an option or stock appreciation right and any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award will not become available for issuance under the 2017 Plan.

The 2017 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2017 Plan will be reduced, effective for awards granted on or after June 19, 2020, by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2017 Plan and (ii) 1.5 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the 2017 Plan. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the 2017 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the 2017 Plan subject to an Appreciation Award and (ii) 1.5 shares for each share that becomes available again for issuance under the terms of the 2017 Plan subject to a Full Value Award.

Eligibility

All of our approximately 108 current employees, approximately 28 consultants and our 6 non-employee directors are eligible to participate in the 2017 Plan and may receive all types of awards; provided that (i) incentive stock options may be granted under the 2017 Plan only to our employees, and (ii) Inducement Awards may be granted under the 2017 Plan only to persons not previously employed by us, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with the Company. Eligibility for awards under the 2017 Plan is determined by the administrator of the 2017 Plan in its discretion. As of March 31, 2025, we had 6 non-employee directors, 10 consultants, and 110 current and former employees participating in the 2017 Plan.

Limit on Non-Employee Director Compensation

Under the 2017 Plan, the following limit on compensation applies to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including awards granted and cash fees paid by the Company to such non-employee director, may not exceed (i) $600,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such period, $900,000 in total value, in each case calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

Administration

The 2017 Plan is administered by our Board, which may in turn delegate authority to administer the plan to a committee. The Board has previously delegated such authority to the Compensation Committee. Additionally, the Board and Compensation Committee previously created an Option Committee and a Stock Award Committee that have separate but concurrent authority with the Compensation Committee to make grants of stock option awards and restricted stock unit awards, respectively, pursuant to the 2017 Plan to all eligible employees other than executive management. Currently , the Company’s Chief Executive Officer and the Chief Financial Officer serve on both the Option Committee and Stock Award Committee.

Subject to the terms of the 2017 Plan, our Compensation Committee may determine the recipients, numbers and types of stock awards to be granted, and terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the terms of the 2017 Plan and limitations on the size of individual and aggregate grants that are set quarterly by our Board of Directors, our Non-Officer Stock Option Committee may determine the recipients and numbers of stock options to be granted, provided that the terms and conditions of the option awards conform to pre-approved standards regarding the period of their exercisability and vesting. The fair market value applicable to a stock award and the exercise price of options granted under the 2017 Plan is determined in accordance with the terms of the 2017 Plan.

At the discretion of our Board of Directors, the Compensation Committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. Our Compensation Committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein, except as explicitly stated otherwise, with respect to the 2017 Plan, the “Board” refers to any committee the Board of Directors appoints (including the Compensation Committee and the Non-Officer Stock Option Committee) or, if applicable, any subcommittee, as well as to the Board of Directors itself.

Inducement Awards may be granted only by an “inducement committee” that consists of the majority of the Company’s independent directors, or that consists of the Company’s independent compensation committee under applicable Nasdaq listing rules.

Repricing

Under the 2017 Plan, the Board does not have the authority to reprice any outstanding equity awards by reducing the exercise price of the stock award or cancelling any outstanding stock awards in exchange for cash or other stock awards under the plan without the approval of our stockholders (which approval must be obtained within 12 months prior to the repricing event).

Dividends and Dividend Equivalents

The 2017 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award (other than a stock option or stock appreciation right), as determined by the Board and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Options

Options may be granted under the 2017 Plan pursuant to stock option agreements. The 2017 Plan permits the grant of options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2017 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to (i) disability, the optionholder may exercise any vested options for up to 12 months after the date the service relationship ends or (ii) death, the optionholder’s beneficiary, may exercise any vested options for up to 18 months after the date the service relationship ends. Except as explicitly provided otherwise in an optionholder’s award agreement, if an optionholder’s service relationship with us is terminated for “cause” as defined in the 2017 Plan, all options terminate upon the service termination date, and the optionholder is prohibited from exercising any option from the time of such termination. If an optionholder’s service relationship with us ceases for any reason other than for cause or upon disability or death, the option holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date. Under the 2017 Plan, the option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of an option would violate our insider trading policy. In no event, however, may any option be exercised beyond the expiration of its term.

Acceptable forms of consideration for the purchase of our common stock issued under the 2017 Plan will be determined by our Board and may include cash, check, bank draft or money order made payable to us, common stock previously owned by the option holder, payment through a broker assisted exercise or, for NSOs only, a net exercise feature, or other legal consideration approved by our Board.

Options granted under the 2017 Plan may become exercisable in cumulative increments, or “vest”, as determined by our Board at the rate specified in the option agreement. Shares covered by different options granted under the 2017 Plan may be subject to different vesting schedules as our Board may determine. Vesting can be time-based or performance-based or can be a hybrid of performance- and time-based vesting. Our Board also has flexibility to provide for accelerated vesting of equity awards in certain events. Our Board and Compensation Committee intend to continue to grant stock options to our officers with accelerated vesting, subject to additional conditions, in the event of a change of control of the Company as defined in the 2017 Plan.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

● the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

● the term of any ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs will be 5,003,948 under the 2017 Plan, as amended by the 2025 Plan Amendment as of March 31, 2025.

Restricted Stock Awards

Restricted stock awards may be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s past or future services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Board. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Board. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Board. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Board, or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted pursuant to a stock appreciation right agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Board, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Board may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in any combination of the two, or any other form of legal consideration approved by our Board and contained in the stock appreciation right agreement. Stock appreciation rights shall be subject to the same conditions upon termination and restrictions on transfer as stock options under the 2017 Plan.

Performance Stock Awards

The 2017 Plan provides for the grant of performance stock awards. Performance awards may be granted, may vest or may be exercised based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board.

Performance goals under the 2017 Plan are determined by a committee of the Board composed solely of outside directors members, based on any one or more of the performance criteria set forth in the 2017 Plan.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2017 Plan. Our Board will have sole and complete authority, subject to the delegations discussed above, to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Board.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the class and number of shares reserved under the 2017 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain significant corporate transactions, our Board has the discretion to take one or more of the following actions with respect to outstanding stock awards under the 2017 Plan:
•arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);
•arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);
•accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;
•arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award;
•cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised prior to the effective date of the corporate transaction, in exchange for cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and
•arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award.

For purposes of the 2017 Plan, a corporate transaction will be deemed to occur in the event of the consummation of (i) a sale of all or substantially all of our consolidated assets, (ii) a sale of at least 50% of our outstanding securities, (iii) a merger or consolidation in which we are not the surviving corporation, or (iv) a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a qualifying termination of continuous service that occurs in connection with a change in control, as provided in the stock award agreement or in any other written agreement between us and the participant, but in the absence of such provision, no acceleration shall occur.

Plan Amendments; Term

Our Board will continue to have the authority to amend or terminate the 2017 Plan. However, no amendment, or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2017 Plan as required by applicable law.

The 2017 Plan was adopted by the Board in 2017, subject to approval by our stockholders. Awards under the 2017 Plan may not be made after April 6, 2027, but awards granted prior to such date may extend beyond that date.

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the 2017 Plan. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change (possibly retroactively). Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonstatutory stock options and stock appreciation rights with an exercise price less than the fair market value of shares of common stock on the date of grant, stock appreciation rights payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the 2017 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. The 2017 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code, and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2017 Plan provides for the grant of stock options that qualify as “incentive stock options”, as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO, subject to alternative minimum tax obligations upon exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2017 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2017 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the limitations on deductibility of compensation pursuant to of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Reasonable Compensation

In order for the amounts described above to be deductible by us, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments

Our ability to obtain a deduction for future payments under the 2017 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162 Limitations

Our ability to obtain a deduction for amounts paid under the 2017 Plan could be limited by Section 162(m) of the Code. Section 162(m) limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000.

Interest of Certain Persons in the 2025 Plan Amendment

Stockholders should understand that our directors, consultants, executive officers and other employees may be considered as having an interest in the approval of the 2025 Plan Amendment because they may, in the future, receive awards under it. The Board believes that it is important to our growth and long-term success to be able to continue to offer these incentives.

New Plan Benefits

Because awards under the 2017 Plan are made at the discretion of our Board or the applicable committee, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted if 2025 Plan Amendment is approved by our stockholders, as there are no guaranteed or contractually required awards except as listed in the following table. Future grants are subject to approval of our Board or the applicable committee.

Name and Position	Number of Awards
Robert Fried, Chief Executive Officer	—
Ozan Pamir , Chief Financial Officer	—
Carlos Lopez, SVP, General Counsel	—
James Lee, Controller (Former Interim Chief Financial Officer)	—
Brianna Gerber, Former Chief Financial Officer (1)	—
All Current Executive Officers as a group	—
All Current Non-Employee Directors as a group (2)	140,000
All Current Employees as a group (excluding all current executive officers)	—

(1)Ms. Gerber is no longer employed by the Company and will not be eligible to receive future equity awards.
(2)Includes the six non-employee director nominees for re-election at the Annual Meeting. As discussed in the section above entitled “2024 Director Compensation”, the number of units reflects the NSO grants to be made pursuant to our non-employee director compensation plan at the Annual Meeting.

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock awards underlying shares of the Company’s common stock that have been granted (even if not currently outstanding) under the 2017 Plan since its approval by the stockholders in 2017 and through March 31, 2025.

Name and Position	Number of Awards Subject to Grant
Robert Fried, Chief Executive Officer	4,385,002
Ozan Pamir, Chief Financial Officer	163,774
Carlos Lopez, SVP, General Counsel	95,568
James Lee, Controller and Former Interim Chief Financial Officer	330,865
Brianna Gerber, Former Chief Financial Officer	830,138
All Current Executive Officers as a group	4,644,344
All Current Non-Executive Directors as a Group	1,071,965
All Current Employees as a Group (including all current non-executive officers)	6,739,844
Nominee for Director
Frank Jaksch, Jr., Chairman of the Board	311,965
Steven Rubin, Non-Executive Director	200,000
Wendy Yu, Non-Executive Director	180,000
Gary Ng, Non-Executive Director	100,000
Kristin Patrick , Non-Executive Director	100,000
Ann Cohen, Non-Executive Director	100,000
Hamed Shahbazi, Non-Executive Director	80,000

Set forth under the heading “Equity Compensation Plan Information”, above, is information regarding equity compensation plans approved and not approved by stockholders as of December 31, 2024.
In this Proposal 4, stockholders are requested to approve the 2025 Plan Amendment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting will be required to approve the adoption of the 2025 Plan Amendment. Abstentions will be counted toward the tabulation of votes cast on Proposal 4 and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares reserved for issuance by 4.75 million shares to approximately 6.1 million shares available for issuance.

PROPOSAL 5:
APPROVAL OF THE NIAGEN BIOSCIENCE, INC. EMPLOYEE STOCK PURCHASE PLAN

General
Our stockholders are being asked to approve the Niagen Bioscience, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). On April 28, 2025, our Board of Directors approved the Purchase Plan, subject to the approval of our stockholders.

The Company is adopting the Purchase Plan to encourage and enable eligible employees of the Company and its subsidiaries to acquire proprietary interests in the Company through the ownership of the Company’s common stock purchased through accumulated payroll deductions on an after-tax basis. In addition, in connection with its revise of the Company’s compensatory practices, the Compensation Committee of the Board of Directors of the Company (the “Committee”) intends to reduce the number of employees who will receive grants under the 2017 Plan, and, if approved by stockholders, the Purchase Plan will replace the way such employees are able to acquire shares of the Company’s stock. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code and the provisions of the Purchase Plan will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the shares of the Company’s common stock to be sold pursuant to the Purchase Plan, following stockholder approval of the Purchase Plan and before any offering periods commence under the Purchase Plan.

The following description of the Purchase Plan is only a summary of the principal provisions of the Purchase Plan. The summary does not purport to be complete and is qualified in its entirety by the actual text of the Purchase Plan attached as Appendix [A] to this Proxy Statement.

Description of the Purchase Plan

Under the Purchase Plan, an aggregate of 650,000 shares of common stock (subject to certain adjustments to reflect changes in the Company’s capitalization) may be purchased by eligible employees who become participants in the Purchase Plan.

An employee of the Company or its subsidiaries who (i) has been employed with the Company or its subsidiaries for at least 6 months and (ii) does not possess five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, if any, is eligible to participate in the Purchase Plan commencing on the first day of any offering under the Purchase Plan. However, to the extent allowable under Section 423 of the Code, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may determine in the future that an offering will not be extended to highly compensated employees with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act.

The term “subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an option to purchase shares of the Company’s common stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock on one of the other corporations in such chain.

The term “parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an option to purchase shares of the Company’s common stock, each of the corporations other than the employer corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock on one of the other corporations in such chain.

The term “designated subsidiary” means each existing subsidiary listed on an exhibit to the Purchase Plan and future U.S. subsidiaries and parents (if any). No foreign subsidiary or parent will be a designated subsidiary unless specifically designated by the Committee. The Committee may revoke the designation of any subsidiary or parent as a designated subsidiary and may exclude the employees of any specified designated subsidiary from any offering under the Purchase Plan.

No person will be eligible to participate in the Purchase Plan if such person, immediately after the grant, would own common stock and/or hold outstanding options to purchase common stock, possessing five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, or which permits his or her rights to purchase common stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.
As of March 31, 2025, approximately 92 employees of the Company and its subsidiaries would be eligible to participate in the Purchase Plan, assuming an offering occurred as of such date.

The Purchase Plan will become effective upon stockholder approval of the Purchase Plan. Following stockholder approval of the Purchase Plan, the Committee will determine when offering periods will commence under the Purchase Plan.

On the first day of each offering period (generally expected to be on each of January 1 and July 1) of each plan year while the Purchase Plan is effective and following the Company’s determination to commence offers under the Purchase Plan, the Company will commence an offer by granting each eligible employee an option to purchase common stock on the purchase date (generally the following June 30 or December 31), subject to the limitations described below. The purchase price per share of the common stock subject to an offering will be determined by the Committee, but in no event will the price be less than 85% of the lesser of (i) the closing price of a share of common stock on the purchase date, or (ii) the closing price of a share of common stock on the offering date. Effective with the first offering period under the Purchase Plan, until modified by the Committee, the purchase price will be 85% of the lesser of (i) the closing price of a share of common stock on the purchase date, or (ii) the the closing price of a share of common stock on the offering date.

An eligible employee may become a participant in the Purchase Plan by enrolling in accordance with the procedures developed by the Committee (or designee), indicating, where required, the amount of the deductions to be taken from the participant’s pay. An eligible employee may purchase common stock through payroll deductions (on an after-tax basis) from the employee’s compensation received each payroll period, up to a limit specified by the Committee, but in no event will such deductions be less than 1% or exceed 10% of an employee’s compensation during an offering period. A participant may cancel such participant’s election at any time with respect to any purchase period and receive in cash the cash balance (without interest) then credited to such participant’s account.

On each purchase date, the maximum number of shares of common stock, including fractional shares, will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. If all or a portion of the shares cannot reasonably be purchased on such date because of unavailability or any other reason, such purchase will be made as soon as thereafter feasible. A participant is entitled to all rights as a stockholder as soon as the shares are credited to his or her account.

If a participant’s continuous service (as defined in the Purchase Plan) terminates for any reason, or if a participant ceases to be an eligible employee, the entire payroll deduction amount of such employee on the effective date of any such occurrence will be returned to the participant and the employee’s ability to continue to purchase common stock shares in the Purchase Plan will cease. Other rules apply if a participant is granted a leave of absence or is laid off.

The Purchase Plan is administered by the Committee. The Committee may delegate its duties and responsibilities under the Purchase Plan, as determined by the Committee in its sole discretion.

The Committee may amend the terms of the Purchase Plan, or an offering, or provide for separate offerings under the Purchase Plan to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more set of guidelines or sub-plans to reflect such amended provisions. Such terms applicable to offerings outside of the United States are intended to be administered in a manner consistent with Section 423 of the Code, unless otherwise required or necessary under applicable law, in which case that component of the Purchase Plan may be treated as a plan not subject to Section 423 of the Code (without impacting the component of the Purchase Plan intended to be treated as a plan subject to Section 423 of the Code).

The Board of Directors (or a duly authorized committee thereof, including the Committee) may at any time and for any reason terminate, freeze or amend the Purchase Plan. No termination may adversely affect any purchase right previously granted and no amendment may change any purchase right theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of or right to receive shares of common stock under the Purchase Plan may be assigned, transferred, pledged, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise provided in the Purchase Plan) by the participant.

The Purchase Plan is not subject to any of the requirements of the ERISA. The Purchase Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Because future rights to purchase common stock under the Purchase Plan will be based upon prospective factors, including the amount of payroll deductions elected by a participant, actual rights to purchase common stock under the Purchase Plan cannot be determined at this time.

New Plan Benefit

Because the actual level of discount and the number of shares purchased under the Purchase Plan will depend on each participant's voluntary election to participate and on the fair market value of the common stock at various future dates, neither the number of shares purchased nor the value to any individual can be determined in advance. On April 25, 2025, the closing price of our common stock was $7.38.

United States Federal Income Tax Consequences

The following discussion of the principal U.S. federal income tax consequences to the Company and participants subject to U.S. taxation with respect to the Purchase Plan is based on the statutory, regulatory and administrative interpretations as in effect as of the date of this proxy statement, which are subject to change at any time (with possible retroactive effect) and may vary in individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any other jurisdiction in which the participant’s income or gain may be taxable or the gift, estate or any other tax law other than U.S. federal income tax law.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Neither the grant of a right to purchase common stock under the Purchase Plan nor the purchase of such common stock will have any immediate tax consequence for a participating employee. If the participating employee does not dispose of the common stock within two years from the date the right to purchase was granted to him or her or within one year from the date the common stock was purchased, any gain or loss realized upon the disposition of shares will be treated as long term capital gain or loss to the participant, as the case may be, provided that where the purchase price is less than 100% (but not less than 85%) of fair market value the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of the disposition or the participant’s death. No income tax deduction will be allowed to the Company with respect to common stock purchased under the Purchase Plan by a participant provided such common stock is held for the required periods.

In the event of an earlier disposition of the common stock (i.e., a “disqualifying disposition”), the excess of the fair market value of the common stock at the time of purchase over the purchase price will be treated as income to the participant and taxed at ordinary income tax rates in the year in which the disposition occurred (regardless of the price at which the shares of common stock are sold). The balance of any gain will be treated as capital gain. Also, the Company will generally be entitled to a corresponding deduction.

Any capital gain or loss realized by a participant upon the disposition (whether qualifying or disqualifying) of shares acquired under the Purchase Plan will be long- or short-term depending on how long the participant held the shares.

The approval of the Purchase Plan will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes with respect to this Proposal 5. Broker non-votes will have no effect on this Proposal 5 and will not be counted towards the vote total for this proposal.

☑	Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the Niagen Bioscience, Inc. Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
The following is a description of transactions since January 1, 2024 to which the Company has been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of the Company’s executive officers, directors or holders of more than 5% of its common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under "Executive Compensation."
Sale of Consumer Products
During July 2017, the Company entered into an exclusivity agreement (the "Watson’s Agreement") with A.S. Watson Retail (HK) Limited (“Watson”), whereby the Company agreed to exclusively sell its Tru Niagen® dietary supplement products to Watson in certain territories in Asia. Prior to August 20, 2024, Li Ka Shing, who beneficially owned more than 10% of the Company’s common stock, also beneficially owned approximately 30% of an entity that, in turn, beneficially owned approximately 75% of Watson. As a result, Watson was considered a related party. In accordance with the Company’s Related-Person Transactions Policy, the Audit Committee ratified the terms of the Watson’s Agreement.

On August 20, 2024, this entity sold its ownership in the Company, and as a result, Watson ceased to be a related party. Between January 1, 2024, and August 20, 2024, the Company sold approximately $8.7 million of Tru Niagen® products to Watson pursuant to the Watson’s Agreement. The Company has continued its commercial relationship with Watson following this date.

Deferred Revenue
On October 10, 2022, the Company entered into an amended and restated supply agreement (the “Supply Agreement”), with Société des Produits Nestlé SA, a société anonyme organized under the laws of Switzerland (NHSc), as successor-in-interest to NESTEC Ltd., which amends and restates the supply agreement, dated December 19, 2018, entered into by the Company and NESTEC Ltd.

Under the Supply Agreement, the Company will continue to recognize the deferred revenue balance received in connection with the original supply agreement utilizing the output method. Revenue recognized from deferred revenue during the year ended December 31, 2024 amounted to $732,000 and the corresponding deferred revenue balance as of December 31, 2024 was approximately $2.6 million. NHSc is neither a principal shareholder or affiliate, nor can they exercise significant influence by contract or board representation over the Company. However, NHSc meets the 5% threshold within SEC Regulation S-K, Item 404(a) subsequent to the Securities Purchase Agreement entered into on October 10, 2022.
Employment Arrangements
The Company currently maintains written employment agreements with its named executive officers, as described in "Executive Officer and Management Compensation."
Equity Granted to Executive Officers and Directors
The Company has granted equity to its named executive officers and directors, as more fully described in "Executive Officer and Management Compensation."
Indemnification Agreements
The Company has entered, and intends to continue to enter, into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Company’s bylaws. These agreements, among other things, require the Company to indemnify directors and executive officers for certain expenses incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.

Policies and Procedures for Transactions with Related Persons.
On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed by SEC Regulation S-K, Item 404 and under Nasdaq rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee. The Company has adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. In accordance with the Company’s Related-Person Transactions Policy, the Audit Committee approved or ratified the terms of the transactions discussed above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 25, 2025 by: each person known to us to beneficially own more than 5% of our common stock; each director; each of our named executive officers; and all directors and executive officers as a group.

We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of that date. Amounts reported under “Number of Shares of Common Stock Beneficially Owned” include the number of shares subject stock options that become exercisable or vest within 60 days of April 25, 2025 (which are shown in the column to the right). The percentage of shares beneficially owned is based on 78,684,309 shares of common stock outstanding as of April 25, 2025. Beneficial ownership generally includes voting and dispositive power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Directors and Named Executive Officers:	Shares Beneficially Owned		Aggregate Percentage Ownership	Shares Subject to Options Exercisable within 60 Days
Steven Rubin	207,000		*	200,000
Wendy Yu	180,000		*	180,000
Gary Ng	100,000		*	100,000
Kristin Patrick	77,000		*	77,000
Ann Cohen	100,000		*	100,000
Hamed Shahbazi	66,667		*	66,667
Frank L. Jaksch, Jr.	2,756,196	(1)	3.48%	436,965
Robert Fried	4,250,788	(2)	5.23%	2,604,060
Ozan Pamir	2,907	(3)	*	—
Carlos Lopez	2,251	(4)	*	—
Brianna Gerber	42,325		*	—
James Lee	223,361		*	223,361
All directors and current executive officers as a group (10 persons)	7,742,809		9.39%	3,764,692
Five Percent Stockholders (5)
Chau Hoi Shuen Solina Holly	19,294,356	(6)	24.52%
Société des Produits Nestlé S.A	3,816,794	(7)	4.85%

* Represents less than 1%.

(1)Includes 2,075,052 shares owned by Black Sheep, FLP beneficially owned by Mr. Jaksch because he has shared voting power and shared dispositive power for such shares. Includes 77,511 shares directly owned by Mr. Jaksch and 166,668 shares of restricted stock which are participating securities that feature voting and dividend rights directly owned by Mr. Jaksch.
(2)Includes 972,314 shares of common stock directly owned by Mr. Fried. Includes 250,000 shares owned by The Benjamin A. Fried 2020 Irrevocable Trust beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 250,000 shares owned by The Jeremy W. Fried 2020 Irrevocable Trust beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 95,001 shares of common stock held by Fried-Travis Revocable Trust U/A dated June 2, 1999, beneficially owned by Mr. Fried because he has shared voting power and shared dispositive power for such shares. Includes 6,745 shares held by Jeremy Fried and 6,001 shares held by Benjamin Fried, who are both sons of Robert Fried.
(3)Includes 2,907 shares of common stock directly owned by Mr. Pamir.
(4)Includes 2,251 shares of common stock directly owned by Mr. Lopez.
(5)Addresses for the beneficial owners listed are: Chau Hoi Shuen Solina Holly, 29th floor Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong; and Société des Produits Nestlé S.A, Avenue Nestlé 55, CH-1800, Vevey Switzerland.
(6)Based on beneficial ownership reported on Schedule 13D/A filed with SEC on August 20, 2024, (i) Pioneer Step Holdings Limited (“Pioneer Step”) beneficially owned and had sole voting and dispositive power with respect to 6,917,783 shares (the “Pioneer Shares”), (ii) Dvorak International Limited (“Dvorak International”) beneficially owned and had sole voting dispositive power with respect to 420,000 shares (the “Dvorak Shares”), (iii) Skyinvest Associated Limited (“Skyinvest”) beneficially owned and had sole voting and dispositive power with respect to 547,858 shares (the “Skyinvest Shares”), (iv) Champion River Ventures Limited (“Champion River”) beneficially owned and had sole voting and dispositive power with respect to 7,940,937 shares (the “Champion River Shares”), (v) Winsave Resources Limited (“Winsave”) beneficially owned and had sole voting and dispositive power with respect to 3,088,433 shares (the “Winsave Shares”), (vi) Radiant Treasure Limited (“Radiant”) beneficially owned and had sole voting and dispositive power with respect to 379,345 shares (the “Radiant Shares”), and (vii) Brilliant Dynasty Limited (“Brilliant Dynasty”), by virtue of being the sole shareholder of each of Champion River, Winsave and Radiant, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Champion River Shares, Winsave Shares and Radiant Shares. Collectively, Brilliant Dynasty may be deemed to beneficially own and have sole voting and dispositive power with respect to 11,408,715 shares (the “Brilliant Dynasty Shares”), (viii) Elgar International Limited (“Eldgar International”), by virtue of being the sole shareholder of Brilliant Dynasty, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Brilliant Dynasty Shares, and (ix) Chau Hoi Shuen Solina Holly (“Solina Chau”), by virtue of being the sole shareholder of Pioneer Step, Dvorak International, Skyinvest and Elgar International, may be deemed to beneficially own and have sole voting and dispositive power with respect to the Pioneer Shares, Dvorak Shares, Skyinvest Shares and Brilliant Dynasty Shares. Pioneer Step and Champion River have exercised their rights to designate for appointment one director each to our board of directors and has designated, and our Board of Directors has appointed, Wendy Yu and Gary Ng to fill such seats. The registered office address for Pioneer Step is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and its correspondence address is c/o Suites PT. 2909 & 2910, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong. The business address of Solina Chau is c/o Suites PT. 2909 & 2910, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong.
(7)Based on beneficial ownership reported on Schedule 13G filed with SEC on October 19, 2022, (i) Nestlé S.A. (“Nestlé”) by virtue of being the sole shareholder of Société des Produits Nestlé S.A may be deemed to beneficially own and have sole voting and dispositive power with respect to the Société des Produits Nestlé S.A Shares. The registered office address for Nestlé S.A is Avenue Nestlé 55, CH-1800, Vevey Switzerland.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Niagen Bioscience, Inc., ATTN: Secretary, 10900 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 or contact the Secretary at 310-388-6706. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER BUSINESS
As of the date of this Proxy Statement, the management of the Company has no knowledge of any business that may be presented for consideration at the Annual Meeting, other than that described above. As to other business, if any, that may properly come before the Annual Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Frank Jaksch, Jr.
Chairman of the Board

April 29, 2025

Niagen.

BIOSCIENCE

ENDORSEMENT_LINE______________ SACKPACK_____________

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

2025 Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Frank Jaksch, Jr.	☐	☐	02 - Robert Fried	☐	☐	03 - Steven Rubin	☐	☐
04 - Wendy Yu	☐	☐	05 - Gary Ng	☐	☐	06 - Kristin Patrick	☐	☐
07 - Ann Cohen	☐	☐	08 - Hamed Shahbazi	☐	☐			

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

84BV 651317

0455UC

01 - Frank Jaksch, Jr. 04 - Wendy Yu 07 - Ann Cohen 02 - Robert Fried 05 - Gary Ng 08 - Hamed Shahbazi 03 - Steven Rubin 06 - Kristin Patrick 8 4 B V For Withhold For Withhold For Withhold The Sample Company Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.A 0455UC 2. Ratification of the selection of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 3. Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the accompanying proxy statement 1. Election of Directors: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.B 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. &#61553; IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.&#61553; 4. Approval of amendment to the Company’s 2017 Equity Incentive Plan to increase the number of shares available for issuance by 4.75 million shares of common stock 5. Approval of the Company’s Employee Stock Purchase Plan MMMMMMMMMMMM M M M M M M M M M 1234 5678 9012 345 6 5 1 3 1 7 If no electronic voting, delete QR code and control # 0 0 0 0 0 1 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/NAGE or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59 p.m., Eastern Time on June 23, 2025. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NAGE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NAGE Notice of 2025 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 24, 2025 Robert Fried and Ozan Pamir, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Niagen Bioscience, Inc. to be held on June 24, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees listed in Proposal 1 to the Board of Directors and FOR Proposals 2, 3, 4, and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Niagen Bioscience, Inc. Corporation Non-Voting ItemsC &#61553; IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.&#61553; Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/NAGE 2025 Annual Meeting Admission Ticket 2025 Annual Meeting of Niagen Bioscience, Inc. Shareholders June 24, 2025, 3:00 p.m. Pacific Time Niagen Bioscience, Inc. Office 10900 Wilshire Blvd., Suite 600, Los Angeles, California 90024 Upon arrival, please present your photo identification at the building lobby desk.

NIAGEN BIOSCIENCE, INC. EMPLOYEE STOCK PURCHASE PLAN 1. Purpose. The purpose of the Niagen Bioscience, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and enable Eligible Employees of Niagen Bioscience, Inc. (the “Company”) and certain Designated Subsidiaries to acquire proprietary interests in the Company through the ownership of the Company’s Common Stock purchased through accumulated payroll deductions on an after-tax basis. The Plan is intended to be an “employee stock purchase plan” under Section 423 of the Code and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. 2. Definitions. The following words or terms have the following meanings: (a) “Agent” means the agent, broker or other administrator, including without limitation, employees of the Employer, appointed by the Committee pursuant to Section 4(b) hereof. (b) “Annual Pay” means an amount equal to the annual basic rate of pay of an Eligible Employee, in the form of base salary or wages, as determined from the payroll records of the Company or Designated Subsidiary, including amounts contributed by an Eligible Employee under Section 401(k) or 125 of the Code, but excluding all other cash and non-cash compensation paid to an Eligible Employee during a Purchase Period by the Company or Designated Subsidiary. Without limiting the generality of the foregoing, Annual Pay shall not include overtime, incentive compensation (including any compensation attributable to the grant, vesting, exercise, payment or disposition of stock options, restricted stock units, restricted stock, performance stock units or any other equity-based award), any amount includible in an Eligible Employee’s income as a result of making an election under Section 83(b) of the Code, commissions, bonuses, any contributions by the Company or Designated Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the types of compensation constituting Annual Pay; provided that any such determination shall be applied on a uniform and consistent basis to all Eligible Employees. (c) “Board of Directors” means the Board of Directors of the Company. (d) “Code” means the Internal Revenue Code of 1986, as amended. (e) “Committee” means the Compensation Committee of the Board of Directors of the Company, any successor committee or such other committee the Board of Directors appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors. (f) “Company” means Niagen Bioscience, Inc., a corporation organized under the laws of Delaware or any successor corporation thereto. (g) “Continuous Service” means the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Subsidiary. Such period of time shall include any separation period of leave or layoff of less than three months, or such longer period solely to the extent that the Employee’s right to reemployment with the Company and/or Subsidiary is provided either by statute or by contract, occurring within such period 151503448v5 Appendix A

2 of time. For the purposes of the Plan, any period of leave or layoff three months or longer, unless the Employee’s right to reemployment with the Company and/or a Subsidiary is provided either by statute or by contract, shall be deemed to cause a termination of employment effective as of the end of the third month of such leave or layoff, or such longer period that the Employee’s right to reemployment with the Company and/or a Subsidiary is provided either by statute or by contract. (h) “Designated Subsidiaries” means each Subsidiary listed on Exhibit A and future Subsidiaries and Parents (if any) located in the United States. No Subsidiary or Parent (if any), located in jurisdictions outside of the United States, shall be a Designated Subsidiary unless specifically designated by the Committee. The Committee may revoke the designation of any Subsidiary or Parent as a Designated Subsidiary and may exclude the employees of any specified Designated Subsidiary from any offering under the Plan. (i) “Effective Date” means June 24, 2025. (j) “Eligible Employee” means each person who on an Offering Date: (i) is an Employee of the Company or a Designated Subsidiary; (ii) is not deemed for the purposes of Section 423 of the Code and regulations promulgated thereunder to own, directly or indirectly and by certain rules of constructive ownership, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or Parent (if any); and (iii) has been employed with the Company or a Designated Subsidiary for at least six (6) months. Notwithstanding the foregoing, the Committee may exclude the Employees of any specified Designated Subsidiary from any offering under the Plan. (k) “Employee” means each person employed by the Company, a Subsidiary or a Parent (if any). “Employee”, as used herein, shall not include an agent or an independent contractor. An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified by the Employer as an Employee but who provides services to the Employer through another entity or otherwise shall not be eligible to participate in the Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise. (l) “Employer” means, with respect to any Employee, the Company or Designated Subsidiary by which the Employee is employed. (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (n) “Market Price” means the closing price of the Common Stock as reported on the principal market, trading system or exchange on which the Company’s Shares are traded as of the applicable purchase date, or if there was no sale on such date, then as of the next preceding date on which there was a sale. (o) “Offering Date” means January 1 and July 1 of each Plan Year or such other dates determined by the Committee in its sole discretion. (p) “Option” means the right or rights granted to Eligible Employees to purchase the Company’s Common Stock under an offering made under the Plan and pursuant to such Eligible Employees’ elections to purchase. (q) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. (r) “Participant” means an Eligible Employee who participates in the Plan. (s) “Plan” means the Niagen Bioscience, Inc. Employee Stock Purchase Plan, as amended from time to time.

3 (t) “Plan Year” means a twelve-month period beginning January 1 and ending December 31 for which the Plan is in effect, except for the first Plan Year which shall be effective when the Committee commences the Plan and ends on the next succeeding December 31. (u) “Purchase Date” means June 30 or December 31 or such other dates determined by the Committee. The Committee shall determine, in its sole discretion, when the first Purchase Date under the Plan shall commence. (v) “Purchase Period” means the period beginning on an Offering Date and ending on the next succeeding Purchase Date. The Committee shall determine, in its sole discretion, when the first Purchase Period under the Plan shall commence. (w) “Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions. (x) “Shares” or “Common Stock” means shares of the Company’s common stock, par value $0.001 per share. (y) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. (z) “Subscription Period” means, with respect to each Option, the first day of the preceding Purchase Period through the 20th day of the last month preceding the Purchase Period, or such other period of time designated by the Committee, in its sole discretion, in any offer of Common Stock under the Plan beginning on the first day Eligible Employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted. 3. Shares Reserved for Plan. (a) The Shares of the Company’s Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Committee, be purchased by the Agent on the open market or may be treasury shares or newly-issued and authorized Shares delivered to the Plan, upon such terms as the Committee may approve. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 650,000, subject to adjustment as provided in paragraph (b) of this section. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Committee may specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period, the Offering Dates and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed twenty-seven (27) months for any offering. (b) In the event of any increase, reduction, or change or exchange of Common Stock for a different number or kind of Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, spin off, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share of Common Stock covered by each Option under the Plan which has not yet been exercised. (c) Subject to any required action by the stockholders, if the Company is the surviving corporation in any merger or consolidation, any Option granted hereunder shall continue to apply to the Shares. In the event of the complete liquidation of the Company or of a reorganization, consolidation or merger in which the Company is not the surviving corporation, any Option granted under the Plan shall

4 continue solely until immediately prior to the effective date of such liquidation, reorganization, consolidation or merger in which the Company is not the surviving corporation. 4. Administration of the Plan. (a) The Plan shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan (including, without limitation, rules and regulations prohibiting or limiting a Participant’s ability to transfer Shares purchased pursuant to the Plan from such Participant’s account to a different account with the same or a different securities brokerage firm), to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States which may include: (i) an amendment to the terms of the Plan, or an offering; (ii) separate offerings under the Plan to, among other things, reflect the impact of local law outside of the United States to comply with applicable laws, including, without limitation, tax and securities laws as applied to one or more Eligible Employees of a Designated Subsidiary; and (iii) the establishment of sub-plans. The Committee may further limit the eligibility of certain Eligible Employees of a Designated Subsidiary outside the United States to reflect the impact of local law outside of the United States and may, where appropriate, establish one or more sets of guidelines or sub-plans to reflect such limitations. Any terms applicable to offerings outside the United States are intended to be administered in a manner consistent with Section 423 of the Code, unless otherwise required or necessary under applicable law, in which case that component of the Plan may be treated as a plan not subject to Section 423 of the Code (without impacting the component of the Plan intended to be treated as a plan subject to Section 423 of the Code). All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties. (b) The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances. (c) The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation of the Company and the By-laws of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer

5 or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company. (d) To the fullest extent not prohibited by law, the Committee shall have the authority to delegate some or all of its authority with respect to this Plan, as it may deem advisable to one or more of its members or to any officers or directors of the Company or any other person or committee designated by the Committee. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in this Plan shall be construed as obligating the Committee to delegate authority to any person, and the Committee may at any time rescind the authority delegated to any person and delegate authority to one or more other persons. At all times, any person delegated authority pursuant to this Section 4(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in this Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each and all such persons. 5. Participation in the Plan. Options to purchase the Company’s Common Stock under the Plan shall be granted to all Eligible Employees; provided, however, that solely to the extent allowable under Section 423 of the Code, the Committee may determine that an offering of Common Stock under the Plan shall not be extended to highly compensated employees (within the meaning of Code Section 414(q)) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied in an identical manner to all highly compensated employees of the Employer. Effective as of the Effective Date until modified by the Committee, persons who are highly compensated employees (within the meaning of Code Section 414(q)) with compensation at any level or who are officers or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act shall be eligible to participate in the Plan. Notwithstanding the foregoing, Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Code Section 7701(b)(1)(A)) may not participate in the Plan, unless otherwise permitted by the Committee, if (a) the grant of an Option under the Plan to such Employee is prohibited under the laws of the applicable foreign jurisdiction, or (b) compliance with the laws of the foreign jurisdiction would cause the Plan or an offering thereunder to violate the requirements of Code Section 423. 6. Purchase Price. The purchase price per Share of the Common Stock subject to an offering pursuant to the Plan shall be determined by the Committee in its sole discretion, but in no event shall the price be less than 85% of the lesser of (i) the Market Price of a Share of Common Stock on the Offering Date (i.e., the first trading day of the applicable Purchase Period) or (ii) the Market Price of a Share of Common Stock on the Purchase Date (i.e., the last trading day of the applicable Purchase Period). Effective with the first Purchase Period under the Plan, until modified by the Committee, the purchase price shall be 85% of the lesser of (i) the Market Price of a Share of Common Stock on the Offering Date (i.e., the first trading day of the applicable Purchase Period) or (ii) the Market Price of a Share of Common Stock on the Purchase Date (i.e., the last trading day of the applicable Purchase Period). 7. Method of Payment. Payment for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment. 8. Employee’s Election to Purchase; Grants of Options.

6 (a) In order to enroll and participate in the Plan, an Eligible Employee must make an election on a form provided by the Committee (or designee) stating the Eligible Employee’s desire to purchase Shares under the Plan during the Purchase Period in an amount (on an after-tax basis) not less than 1% but not more than 10% of the Eligible Employee’s Annual Pay which he or she elects to have withheld each payroll period during the Purchase Period. In order to be given effect, an Eligible Employee’s election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated by the Committee to receive and accept such elections. Except as otherwise provided in the Plan, once enrolled in the Plan, a Participant’s payroll deduction authorization indicating his or her election to purchase Shares shall remain in effect unless and until modified or canceled by the Participant. (b) Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may only increase or decrease an existing payroll deduction authorization at the times and in accordance with procedures, if any, implemented by the Committee or its designee. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period. (c) Notwithstanding the foregoing provisions, in no event shall a Participant be permitted to increase the rate of his payroll deductions under the Plan to an amount which would result in non- compliance with the limitations stated in Sections 11(a)(ii) or (iii) hereof. (d) All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan. A Participant may not make any additional payments into such account except as otherwise provided herein. (e) In the event a Participant makes a hardship withdrawal of employee deferral contributions under a 401(k) profit sharing plan of the Company, a Subsidiary, or a Parent or an affiliate or any other plan qualified under Section 401(a) of the Code that contains a Code Section 401(k) feature, to the extent required by such plan or applicable law, such Participant’s payroll deductions and the purchase of Shares under the Plan shall be suspended until the first payroll period following the Offering Date commencing six (6) months after the date the Participant obtained the hardship withdrawal. If a Participant who elects a hardship withdrawal under such a 401(k)-profit sharing plan or such other plan has a cash balance accumulated in his or her account at the time of the withdrawal that has not already been applied to purchase Shares, such cash balance shall be returned to the Participant as soon as administratively practicable. 9. Exercise of Option. (a) A Participant’s election to purchase Shares shall be exercised automatically on each Purchase Date following a Participant’s election, and the maximum number of whole and/or fractional Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant’s account. If all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. In no event shall certificates for any fractional Shares be issued under the Plan. Shares shall be credited to the Participant’s account as soon as administratively feasible after the Purchase Date. (b) If all or any portion of the Shares that would otherwise be subject to Options granted on any Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding) or if all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of any other reason, the Committee shall make a pro rata allocation of the Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, (i) the Committee shall give written notice to each Participant of the reduction in the number of Option Shares affected thereby and shall similarly reduce the rate of each Participant’s payroll deductions, if necessary, and return any remaining payroll deduction balance credited to each Participant, if necessary, and (ii) all future payroll deductions of the Participants shall cease after such Purchase Date unless and

7 until the Plan is amended in accordance with Section 20 of the Plan to increase the Shares reserved and made available for sale under the Plan. 10. Delivery of Common Stock. All the Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Purchase Date. Prior to that time the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such Shares. All the Shares purchased pursuant to the Plan shall be delivered by the Company in a manner as determined from time to time, by the Board or its Committee. The Board or its Committee, in its discretion, may determine that the shares shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of Shares purchased by a Participant on a Purchase Date, or that the Shares purchased by a Participant on a Purchase Date, be delivered to a securities brokerage firm, as selected by the Board or its Committee, and such Shares shall be maintained by the securities brokerage firm in separate Plan accounts for Participants. The Company shall not issue fractional Shares, but the securities brokerage firm shall maintain fractional interest in such Shares. Each certificate or investment account, as the case may be, shall be in the name of the Participant or in such Participant’s name jointly with a member of his or her family (over 21 years of age) with the right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such joint tenancy may have a certificate or Plan account in his or her name as a tenant in common with a member of his or her family (over 21 years of age), without the right of survivorship. Such designation may be changed by filing a notice of such change. 11. Limitations of Number of Shares Which May Be Purchased. Notwithstanding any provisions of the Plan to the contrary, no individual shall be granted an Option under the Plan: (i) if, immediately after the grant, such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding Options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent; or (ii) which permits such individual’s right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time. 12. Stockholder Rights. The Common Stock purchased upon exercise of an Option hereunder shall be credited to the Participant’s account under the Plan and shall be deemed to be transferred to the Participant on the Purchase Date. Only upon the issuance of Shares to a Participant or his agent (and only in respect to such Shares purchased) shall a Participant obtain the rights of stockholders, including, without limitation, any right to vote the Shares or receive any dividends or any other distributions thereon. The Shares purchased shall be issued as soon as practicable after the Purchase Date. 13. Rights to Purchase Shares Not Transferable. (a) Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat

8 such act as a cancellation of a Participant’s election to purchase shares in accordance with Section 14 hereof. (b) All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant, except as otherwise provided in Section 17 hereof. 14. Cancellation of Election to Purchase. (a) A Participant who has elected to purchase Shares during a Purchase Period may cancel his or her election to purchase Shares with respect to such Purchase Period. Any such cancellation shall apply to all payroll deductions withheld (and any other amounts credited to his or her account) during the Purchase Period. A cancellation shall be effective as soon as administratively feasible after the delivery by the Participant of sufficient prior written notice of cancellation on a form provided by, or acceptable to, the Committee for such purpose to the office or person designated by the Committee to receive such elections. In order to be given effect with respect to a Purchase Period, a notice of cancellation must be so delivered no later than the date set by the Committee. (b) A Participant’s rights, upon the cancellation of his or her election to purchase Shares, shall be limited to receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her account. (c) A Participant’s cancellation of his or her election to purchase Shares in an offering shall not have any effect upon such Participant’s eligibility to participate in a subsequent offering or in any similar plan which may hereafter be adopted by the Company. 15. Leave of Absence or Layoff. Subject to the second sentence of this Section 15, in the event that, during a Purchase Period, a Participant is granted a leave of absence (including a military leave) or is laid off, the Participant’s election to purchase Shares shall be deemed to have been canceled at the time of the leave of absence or layoff. A Participant’s rights upon a leave of absence (including a military leave) or layoff shall, subject to any rights under law, be limited to having the cash balance credited to his or her account at the time such leave of absence or layoff becomes effective, applied to the purchase of the number of Shares such amount shall then purchase at the end of the Purchase Period. 16. Effect of Failure to Make Payments When Due. (a) If, in any payroll period, for any reason not set forth in Section 14, a Participant who has filed an election to purchase Shares under the Plan has no pay or his or her pay is insufficient (after other authorized deductions) to permit payroll deductions to be withheld and credited to his or her account in the Plan, the Participant may make an installment payment (or payments) to the Plan in cash at such time equal to the amount (or amounts) that would have been withheld from his or her pay. If the Participant fails to make such cash payment (or payments), when the Participant’s pay is again sufficient to permit the resumption of payroll deductions, the Participant shall be required to pay in cash the amount of the deficiency in his or her account or arrange for uniformly increased payroll deductions such that, assuming the maximum purchase price per Share, payment for the maximum number of Shares covered by his or her Option shall be completed in the last month of the Purchase Period. If the Participant elects to make increased installment payments, he or she may, nevertheless, at any time make up the remaining deficiency by making a lump sum payment. (b) Subject to paragraph (a) above and other provisions of the Plan permitting postponement, the Company may treat the failure by a Participant to make any payment as a cancellation of his or her election to purchase Shares. Such cancellation shall be affected by mailing notice to him or her at his or her last known business or home address. Upon such mailing, his or her only right shall be to receive in cash the amount credited to his or her account.

9 17. Termination of Continuous Service; Other Involuntary Withdrawal. If a Participant’s Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, no payroll deduction shall be taken from any pay due and owing to such Participant beyond the date such Participant’s Continuous Service terminates or such Participant ceases to be an Eligible Employee, such Participant shall receive Participant’s cash balance (without interest) then credited to his or her account, and such Participant shall no longer be a Participant in the Plan. 18. Dividends and Interest. (a) Cash dividends, if any, on Shares acquired through the Plan shall be automatically paid to the Participant by the Company, or if applicable, the transfer agent. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable. (b) Except as required by law, no interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan. 19. Application of Funds. All funds received by the Company in payment for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose. 20. Amendment and Termination. The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or freeze the Plan. No such termination shall adversely affect Options previously granted and no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant’s account. Upon the freezing of the Plan, any payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) shall be used to purchase Shares in accordance with Section 9 hereof, substituting the term Purchase Date with the effective date of the freezing of the Plan. 21. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at such times prescribed by the Committee; such statements may set forth the amounts of payroll deductions, the purchase price per Share, the number of Shares purchased, the aggregate Shares in the Participant’s account and the remaining cash balance, if any, or any other information as designated by the Committee. 22. Effective Date; Governmental Approvals or Consents. The Plan was adopted by the Board on April 28, 2025, subject to stockholder approval at the 2025 annual meeting of stockholders on June 24, 2025. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors or the Committee may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan shall comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan shall be eligible for tax benefits under the Code or the laws of any state.

10 23. Notices. All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address. 24. Regulations and Other Approvals; Governing Law. (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the state of California without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law. (b) The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be obligated to issue any Shares to a Participant if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange. (c) To the extent required, the Plan is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan. (d) The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code. 25. Withholding of Taxes. (a) If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an Option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Purchase Date, such Participant shall immediately, or as soon as practicable thereafter, notify the Company thereof and, if applicable, thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold. (b) Notwithstanding anything herein to the contrary, the Employer shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Common Stock pursuant to the Plan. Notwithstanding anything herein to the contrary, if applicable, the Employer may require a Participant to remit an amount equal to the required withholding amount and may invalidate any election if the Participant does not remit applicable withholding taxes. Without limiting the generality of the foregoing, solely to the extent permitted by law, any withholding obligation with regard to any Participant may be satisfied by: (i) reducing the number of shares of Common Stock otherwise deliverable to the Participant; (ii) subject to the Committee’s prior consent, any method approved by the Committee; or (iii) by the Participant paying cash directly to the Company.

11 26. Restrictions. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. 27. No Employment Rights. The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan. 28. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included. 29. Construction. The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. 30. Electronic Elections, Purchases, and Transactions. Any election, purchase or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered and accepted electronically.

EXHIBIT A Designated Subsidiaries 1. ChromaDex, Inc. 2. ChromaDex Analytics, Inc.